Exhibit 10.1

FOURTH AMENDED AND RESTATED
LIMITED PARTNERSHIP AGREEMENT
OF
MODIV OPERATING PARTNERSHIP, LP
This Fourth Amended and Restated Limited Partnership Agreement of Modiv Operating Partnership, LP (the “Partnership”) is entered into effective as of February 3, 2025, by and among Modiv Industrial, Inc., a Maryland corporation, as the General Partner, and the Limited Partners party hereto from time to time. Capitalized terms used herein but not otherwise defined shall have the meanings given them in Article 1.
WHEREAS, the Partnership was formed as a limited partnership under the laws of the State of Delaware, pursuant to a Certificate of Limited Partnership filed with the Secretary of State of the State of Delaware on January 28, 2016;
WHEREAS, the General Partner and Rich Uncles NNN LP, LLC entered into that certain Agreement of Limited Partnership of the Partnership, dated as of May 24, 2016 (the “Original Agreement”);
WHEREAS, an Amended and Restated Limited Partnership Agreement of the Partnership, dated as of August 11, 2017 (the “First Amended and Restated Agreement”), was entered into to amend and restate the Original Agreement in its entirety;
WHEREAS, a Second Amended and Restated Limited Partnership Agreement of the Partnership, dated as of December 31, 2019 (the “Second Amended and Restated Agreement”), was entered into to amend and restate the First Amended and Restated Agreement in its entirety;
WHEREAS, a Third Amended and Restated Limited Partnership Agreement of the Partnership, dated as of February 1, 2021 (the “Third Amended and Restated Agreement”), was entered into to amend and restate the Second Amended and Restated Agreement in its entirety; and
WHEREAS, the General Partner and the Limited Partners now desire to amend, restate and supersede the Third Amended and Restated Agreement in its entirety as set forth herein in order to, among other things, incorporate prior amendments to the Third Amended and Restated Agreement and designate and set forth the terms of the Class X Units.
NOW, THEREFORE, in consideration of the foregoing, of mutual covenants between the parties hereto, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend and restate the Third Amended and Restated Agreement in its entirety and continue the Partnership as a limited partnership under the Delaware Revised Uniform Limited Partnership Act, as amended from time to time, as follows:
ARTICLE 1
DEFINED TERMS
The following defined terms used in this Agreement shall have the meanings specified below:
Act means the Delaware Revised Uniform Limited Partnership Act, as it may be amended from time to time.

Additional Funds has the meaning set forth in Section 4.3.
Additional Securities means any additional REIT Shares (other than REIT Shares issued in connection with an exchange pursuant to Section 8.4 hereof) or rights, options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase REIT Shares, as set forth in Section 4.2(a)(ii).
Adjusted Capital Account means the Capital Account maintained for each Partner as of the end of each Partnership Year (i) increased by any amounts which such Partner is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) and (ii) decreased by the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.701-4(b)(2)(ii)(d)(6). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
Administrative Expenses means (i) all administrative and operating costs and expenses incurred by the Partnership, (ii) those administrative costs and expenses of the General Partner, including any salaries or other payments to directors, officers or employees of the General Partner, and any accounting and legal expenses of the General Partner, which expenses, the Partners have agreed, are expenses of the Partnership and not the General Partner, and (iii) to the extent not included in clause (ii) above, REIT Expenses; provided, however, that Administrative Expenses shall not include any administrative costs and expenses incurred by the General Partner that are attributable to Properties or partnership interests in a Subsidiary Partnership (other than this Partnership) that are owned by the General Partner directly.
Affiliate or Affiliated means, as to any other Person, any of the following:
(a) any Person directly or indirectly owning, controlling or holding, with power to vote, ten percent (10%) or more of the outstanding voting securities of such other Person;
(b) any Person ten percent (10%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with power to vote, by such other Person;
(c) any Person directly or indirectly controlling, controlled by or under common control with such other Person;
(d) any executive officer, director, trustee or general partner of such other Person; and
(e) any legal entity for which such Person acts as an executive officer, director, trustee or general partner.
Agreed Value means the fair market value of a Partner’s non-cash Capital Contribution as of the date of contribution as agreed to by such Partner and the General Partner. The names and addresses of the General Partner and Limited Partners, number of Partnership Units issued to each of them, and their respective Capital Contributions as of the date of contribution is set forth in the Partner Registry.
Agreement means this Fourth Amended and Restated Limited Partnership Agreement, as amended, modified supplemented or restated from time to time, as the context requires.
Articles of Incorporation means the General Partner’s Articles of Incorporation filed with the Maryland State Department of Assessments and Taxation, as amended or restated from time to time.
Capital Account has the meaning provided in Section 4.4 hereof.

Capital Contribution means the total amount of cash, cash equivalents, and the Agreed Value of any Property or other asset (other than cash) contributed or agreed to be contributed, as the context requires, to the Partnership by each Partner pursuant to the terms of this Agreement. Any reference to the Capital Contribution of a Partner shall include the Capital Contribution made by a predecessor holder of the Partnership Interest of such Partner.
Cash Amount means an amount of cash equal to the product of the Value of one REIT Share and the REIT Shares Amount on the date of receipt by the General Partner of a Notice of Exchange.
Certificate means any instrument or document that is required under the laws of the State of Delaware, or any other jurisdiction in which the Partnership conducts business, to be signed and sworn to by the Partners of the Partnership (either by themselves or pursuant to the power-of-attorney granted to the General Partner in Section 8.2 hereof) and filed for recording in the appropriate public offices within the State of Delaware or such other jurisdiction to perfect or maintain the Partnership as a limited partnership, to effect the admission, withdrawal, or substitution of any Partner of the Partnership, or to protect the limited liability of the Limited Partners as limited partners under the laws of the State of Delaware or such other jurisdiction.
Class C REIT Shares means the REIT Shares classified as Class C common stock in the Articles of Incorporation.
Class C Unit means a Partnership Unit entitling the holder thereof to the rights of a holder of a Class C Unit as provided in this Agreement, including when arising as a result of the conversion of any Class X Unit.
Class X Unit means a Partnership Unit representing a Limited Partnership Interest pursuant to the terms of the compensatory arrangement or incentive program pursuant to which such Class X Units are issued and having the rights, privileges, limitations, and restrictions described on Annex B hereto.
Code means the Internal Revenue Code of 1986, as amended, and as hereafter amended from time to time. Reference to any particular provision of the Code shall mean that provision in the Code at the date hereof and any successor provision of the Code.
Common Stockholders means holders of REIT Shares.
Common Unit means a Partnership Unit that is a Class C Unit (including a Class X Unit, as and to the extent provided in Section 4.2(a)(i)) or such additional class of units as may be created and designated as “common units” pursuant to the terms hereof.
Conversion Factor means 1.0, provided that in the event that the General Partner (i) declares or pays a dividend on its outstanding REIT Shares in REIT Shares or makes a Distribution to all holders of its outstanding REIT Shares in REIT Shares, (ii) subdivides its outstanding REIT Shares, or (iii) combines its outstanding REIT Shares into a smaller number of REIT Shares, the Conversion Factor shall be adjusted by multiplying the Conversion Factor by a fraction, the numerator of which shall be the number of REIT Shares issued and outstanding on the record date for such dividend, distribution, subdivision or combination (assuming for such purposes that such dividend, distribution, subdivision or combination has occurred as of such time), and the denominator of which shall be the actual number of REIT Shares (determined without the above assumption) issued and outstanding on such date and, provided further, that in the event that an entity other than an Affiliate of the General Partner shall become General Partner pursuant to any merger, consolidation or combination of the General Partner with or into another entity (the “Successor Entity”), the Conversion Factor shall be adjusted by multiplying the Conversion Factor by the number of shares of the Successor Entity into which one REIT Share is converted pursuant to such merger, consolidation or combination, determined as of the date of such merger, consolidation or combination. Any adjustment to the Conversion Factor shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event; provided, however, that if the General Partner receives a Notice of Exchange after the record date, but prior to the effective date of such dividend, distribution, subdivision or combination, the Conversion Factor shall be determined as if the General Partner had received the Notice of Exchange immediately prior to the record date for such dividend, distribution, subdivision or combination. A separate Conversion Factor shall be determined for each class of Partnership Units by taking into account only the outstanding REIT Shares having the same class designation as the applicable class of Partnership Units.

Designated Individual has the meaning set forth in Section 10.5(a) hereof.
Distributions means any dividends or other distributions of money or other property paid by the General Partner to the holders of its REIT Shares, including dividends that may constitute a return of capital for federal income tax purposes.
Event of Bankruptcy as to any Person means the filing of a petition for relief as to such Person as debtor or bankrupt under the Bankruptcy Code of 1978 or similar provision of law of any jurisdiction (except if such petition is contested by such Person and has been dismissed within 90 days); insolvency or bankruptcy of such Person as finally determined by a court proceeding; filing by such Person of a petition or application to accomplish the same or for the appointment of a receiver or a trustee for such Person or a substantial part of his assets; commencement of any proceedings relating to such Person as a debtor under any other reorganization, arrangement, insolvency, adjustment of debt or liquidation law of any jurisdiction, whether now in existence or hereinafter in effect, either by such Person or by another, provided that if such proceeding is commenced by another, such Person indicates his approval of such proceeding, consents thereto or acquiesces therein, or such proceeding is contested by such Person and has not been finally dismissed within 90 days.
Exchanged REIT Shares has the meaning set forth in Section 7.1(e) hereof.
Exchange Right has the meaning provided in Section 8.4(a) hereof.
Exchanging Partner has the meaning provided in Section 8.4(a) hereof.
GAAP means generally accepted accounting principles consistently applied as used in the United States.
General Partner means Modiv Industrial, Inc., a Maryland corporation, and any Person who becomes a substitute or additional General Partner as provided herein, and any of their successors as General Partner.
General Partnership Interest means a Partnership Interest held by the General Partner that is a general partnership interest. The number of Common Units held by the General Partner equal to one percent (1%) of all outstanding Common Units from time to time is hereby designated as the General Partnership Interest.
Indemnitee means (i) the General Partner or a director, officer or employee of the General Partner or Partnership, and (ii) such other Persons (including Affiliates of the General Partner or the Partnership) as the General Partner may designate from time to time, in its sole and absolute discretion.

Independent Director means a director of the General Partner who is not an officer or employee of the General Partner and meets the requirements for independence as defined by the General Partner’s Articles of Incorporation.
IRS means the Internal Revenue Service.
Joint Venture or Joint Ventures means those joint venture or general partnership arrangements in which the General Partner or the Partnership is a co-venturer or general partner which are established to acquire Properties.
Limited Partner means any Person named as a Limited Partner in the Partner Registry, and any Person who becomes a Substitute Limited Partner, in such Person’s capacity as a Limited Partner in the Partnership.
Limited Partnership Interest means the ownership interest of a Limited Partner in the Partnership at any particular time, including the right of such Limited Partner to any and all benefits to which such Limited Partner may be entitled as provided in this Agreement and in the Act, together with the obligations of such Limited Partner to comply with all the provisions of this Agreement and of such Act.  A Limited Partnership Interest may be (but is not required to be) expressed as a number of Partnership Units.
Listed means listed or admitted to trading on any National Securities Exchange.
Loss has the meaning provided in Section 5.1(f) hereof.
Minimum Ownership Requirement has the meaning provided in Section 8.5 hereof.
National Securities Exchange means any securities exchange registered with the SEC pursuant to Section 6 of the Securities Exchange Act of 1934, as amended.
Notice of Exchange means the Notice of Exercise of Exchange Right substantially in the form attached as Exhibit B hereto.
Offer has the meaning set forth in Section 7.1(b)(ii) hereof.
Offering means an offering of Stock that is either (a) registered with the SEC, or (b) exempt from such registration, excluding Stock offered under any employee benefit plan.
Opt-out Election has the meaning set forth in Section 10.5(c) hereof.
Partner means any General Partner or Limited Partner.
Partner Nonrecourse Debt Minimum Gain has the meaning set forth in Regulations Section 1.704-2(i). A Partner’s share of Partner Nonrecourse Debt Minimum Gain shall be determined in accordance with Regulations Section 1.704-2(i)(5).
Partner Registry means the Partner Registry maintained by the General Partner in the books and records of the Partnership, which contains substantially the same information as would be necessary to complete the form of the Partner Registry attached as Exhibit A hereto.
Partnership has the meaning set forth in the recitals hereto.
Partnership Interest means an ownership interest in the Partnership held by either a Limited Partner or the General Partner and includes any and all benefits to which the holder of such a Partnership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement.

Partnership Minimum Gain has the meaning set forth in Regulations Section 1.704-2(d). In accordance with Regulations Section 1.704-2(d), the amount of Partnership Minimum Gain is determined by first computing, for each Partnership nonrecourse liability, any gain the Partnership would realize if it disposed of the property subject to that liability for no consideration other than full satisfaction of the liability, and then aggregating the separately computed gains. A Partner’s share of Partnership Minimum Gain shall be determined in accordance with Regulations Section 1.704-2(g)(1).
Partnership Record Date means the record date established by the General Partner for the distribution of cash pursuant to Section 5.2 hereof, which record date shall be the same as the record date established by the General Partner for a Distribution to the Stockholders of some or all of its portion of such distribution.
Partnership Representative has the meaning set forth in Section 10.5(a) hereof.
Partnership Unit means a fractional, undivided share of the Partnership Interests of all Partners issued hereunder, including Class C Units, Class X Units and Series A Preferred Units. Without limitation on the authority of the General Partner as set forth in Section 4.2 hereof, the General Partner may, without notification to or consent of the Limited Partners, designate any Partnership Units, when issued, as Common Units, may establish any other class of Partnership Units, and may designate one or more series of any class of Partnership Units. The allocation of Partnership Units of each class among the Partners shall be as set forth in the Partner Registry, as it may be amended from time to time.
Partnership Year means the fiscal year of the Partnership, which shall be the calendar year.
Percentage Interest means as to a Partner, with respect to any class or series of Partnership Units held by such Partner, its interest in such class or series of Partnership Units as determined by dividing the number of Partnership Units in such class or series owned by such Partner by the total number of Partnership Units in such class or series then outstanding and as specified in the books and records of the Partnership, subject to such adjustments as may be set forth herein. In addition, the General Partner shall determine the Percentage Interest attributable to a Class X Unit, which Percentage Interest may vary as to the same Class X Unit depending on the purpose to which it is being applied, taking into account the entitlement to distributions and conversion under Annex B hereto of such Class X Unit.
Person means any individual, partnership, limited liability company, corporation, joint venture, trust or other entity.
Profit has the meaning provided in Section 5.1(f) hereof.
Property or Properties means the real properties or real estate investments which are acquired by the General Partner either directly or through the Partnership, Joint Ventures, partnerships or other entities.
Push-out Election has the meaning set forth in Section 10.5(c) hereof.
Received REIT Shares has the meaning set forth in Section 7.1(e) hereof.
Regulations means the federal income tax regulations promulgated under the Code, as amended and as hereafter amended from time to time. Reference to any particular provision of the Regulations shall mean that provision of the Regulations on the date hereof and any successor provision of the Regulations.

Regulatory Allocations has the meaning set forth in Section 5.1(g) hereof.
REIT means a real estate investment trust under Sections 856 through 860 of the Code.
REIT Expenses means (i) costs and expenses relating to the formation and continuity of existence and operation of the General Partner and any Subsidiaries thereof (which Subsidiaries shall, for purposes hereof, be included within the definition of General Partner), including taxes, fees and assessments associated therewith, any and all costs, expenses or fees payable to any director, officer, or employee of the General Partner, (ii) costs and expenses relating to any Offering and registration of securities or exemption from registration by the General Partner and all statements, reports, fees and expenses incidental thereto, including, without limitation, underwriting discounts and sales commissions applicable to any such Offering of securities, and any costs and expenses associated with any claims made by any holders of such securities or any underwriters or placement agents thereof, (iii) costs and expenses associated with any repurchase of any securities by the General Partner, (iv) costs and expenses associated with the preparation and filing of any periodic or other reports and communications by the General Partner under federal, state or local laws or regulations, including filings with the SEC, (v) costs and expenses associated with compliance by the General Partner with laws, rules and regulations promulgated by any regulatory body, including the SEC and any National Securities Exchange, (vi) costs and expenses associated with any 401(k) plan, incentive plan, bonus plan or other plan providing for compensation for the employees of the General Partner, (vii) costs and expenses incurred by the General Partner relating to any issuance or redemption of Partnership Interests, and (viii) all other operating or administrative costs of the General Partner incurred in the ordinary course of its business on behalf of or in connection with the Partnership.
REIT Share means a share of common stock, par value $0.001 per share, in the General Partner (or successor entity, as the case may be), including Class C REIT Shares, the terms and conditions of which are set forth in the Articles of Incorporation.
REIT Shares Amount means a number of REIT Shares equal to the product of the number of Partnership Units offered for exchange by an Exchanging Partner, multiplied by the Conversion Factor as adjusted to and including the Specified Exchange Date; provided that in the event the General Partner issues to all holders of REIT Shares rights, options, warrants or convertible or exchangeable securities entitling the stockholders to subscribe for or purchase REIT Shares, or any other securities or property (collectively, the “rights”), and the rights have not expired at the Specified Exchange Date, then the REIT Shares Amount shall also include the rights issuable to a holder of the REIT Shares Amount of REIT Shares on the record date fixed for purposes of determining the holders of REIT Shares entitled to rights.
Sale or Sales means any transaction or series of transactions whereby: (a) the Partnership sells, grants, transfers, conveys or relinquishes its ownership of any Property or portion thereof, including the lease of any Property consisting of the building only, and including any event with respect to any Property which gives rise to a significant amount of insurance proceeds or condemnation awards; (b) the Partnership sells, grants, transfers, conveys or relinquishes its ownership of all or substantially all of the interest of the Partnership in any Joint Venture in which it is a co-venturer or partner; (c) any Joint Venture in which the Partnership is a co-venturer or partner sells, grants, transfers, conveys or relinquishes its ownership of any Property or portion thereof, including any event with respect to any Property which gives rise to insurance claims or condemnation awards; (d) the Partnership sells, grants, conveys, or relinquishes its interest in any asset, or portion thereof, including any event with respect to any asset which gives rise to a significant amount of insurance proceeds or similar awards; or (e) the Partnership sells or otherwise disposes of or distributes all of its assets in liquidation of the Partnership.
SEC means the Securities and Exchange Commission.
Securities Act means the Securities Act of 1933, as amended.

Series A Preferred Units has the meaning set forth in Annex A hereto, which sets forth the designations, allocations, preferences, conversion or other special rights, powers and duties of the Series A Preferred Units.
Specified Exchange Date means the first business day of the month that is at least 60 business days after the receipt by the General Partner of a Notice of Exchange; provided, however, that, with respect to a single exchange or conversion of Partnership Units or multiple exchanges or conversions of Partnership Units, the General Partner may select an earlier Specified Exchange Date in its sole discretion.
Stock means shares of stock of the General Partner of any class or series, including REIT Shares, preferred stock or shares-in-trust.
Stockholders means the registered holders of the General Partner’s Stock.
Subsidiary means, with respect to any Person, any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by such Person.
Subsidiary Partnership means any partnership of which the partnership interests therein are owned by the General Partner or a direct or indirect Subsidiary of the General Partner.
Substitute Limited Partner means any Person admitted to the Partnership as a Limited Partner pursuant to Section 9.3 hereof.
Successor Entity has the meaning provided in the definition of “Conversion Factor” contained herein.
Surviving General Partner has the meaning set forth in Section 7.1(c) hereof.
Transaction has the meaning set forth in Section 7.1(b) hereof.
Transfer has the meaning set forth in Section 9.2(a) hereof.
Value means, with respect to REIT Shares, the average of the daily market price of such REIT Share for the ten (10) consecutive trading days immediately preceding the date of such valuation. The market price for each such trading day shall be: (i) if the REIT Shares are Listed, the closing sale price on such day, or if no such sale takes place on such day, the average of the closing bid and asked prices, regular way, on such day; (ii) if the REIT Shares are not Listed, the last reported sale price on such day or, if no sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reliable quotation source designated by the General Partner; or (iii) if the REIT Shares are not Listed and no such last reported sale price or closing bid and asked prices are available, the average of the reported high bid and low asked prices on such day, as reported by a reliable quotation source designated by the General Partner, or if there shall be no bid and asked prices on such day, the average of the high bid and low asked prices, as so reported, on the most recent day (not more than ten (10) days prior to the date in question) for which prices have been so reported; provided that if there are no bid and asked prices reported during the ten (10) days prior to the date in question, the value of the REIT Shares shall be determined by the General Partner acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate. In the event the REIT Shares Amount includes rights that a holder of REIT Shares would be entitled to receive, then the value of such rights shall be determined by the General Partner acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate.

ARTICLE 2
PARTNERSHIP FORMATION AND IDENTIFICATION
2.1.       Formation. The Partnership was formed as a limited partnership pursuant to the Act for the purposes and upon the terms and conditions set forth in this Agreement.
2.2.      Name, Office and Registered Agent. The name of the Partnership is Modiv Operating Partnership, LP. The Partnership shall maintain an office and principal place of business at such place or places as the General Partner specifies from time to time and as set forth in the books and records of the Partnership. The name and address of the Partnership’s registered agent is Filejet, Inc., 300 Delaware Ave, Suite 210F, Wilmington, Delaware 79801-6601. The sole duty of the registered agent as such is to forward to the Partnership any notice that is served on him as registered agent.
2.3.       Partners
(a)         The principal place of business of the General Partner is the same as that of the Partnership.
(b)         The Limited Partners are those Persons identified as Limited Partners in the Partner Registry, as amended from time to time.
2.4.       Term and Dissolution
(a)         The Partnership shall have perpetual duration, except that the Partnership shall be dissolved upon the first to occur of any of the following events:
(i)    The occurrence of an Event of Bankruptcy as to a General Partner or the dissolution, death, removal or withdrawal of a General Partner unless the business of the Partnership is continued pursuant to Section 7.3(b) hereof; provided that if a General Partner is on the date of such occurrence a partnership, the dissolution of such General Partner as a result of the dissolution, death, withdrawal, removal or Event of Bankruptcy of a partner in such partnership shall not be an event of dissolution of the Partnership if the business of such General Partner is continued by the remaining partner or partners, either alone or with additional partners, and such General Partner and such partners comply with any other applicable requirements of this Agreement;
(ii)   The passage of ninety (90) days after the sale or other disposition of all or substantially all of the assets of the Partnership (provided that if the Partnership receives an installment obligation as consideration for such sale or other disposition, the Partnership shall continue, unless sooner dissolved under the provisions of this Agreement, until such time as such note or notes are paid in full);
(iii)   The exchange of all Limited Partnership Interests (other than any of such interests held by the General Partner or Affiliates of the General Partner) for REIT Shares or the securities of any other entity; or
(iv)   The election by the General Partner that the Partnership should be dissolved.
(b)         Upon dissolution of the Partnership (unless the business of the Partnership is continued pursuant to Section 7.3(b) hereof), the General Partner (or its trustee, receiver, successor or legal representative) shall amend or cancel the Certificate and liquidate the Partnership’s assets and apply and distribute the proceeds thereof in accordance with Section 5.6 hereof. Notwithstanding the foregoing, the liquidating General Partner may either (i) defer liquidation of, or withhold from distribution for a reasonable time, any assets of the Partnership (including those necessary to satisfy the Partnership’s debts and obligations), or (ii) distribute the assets to the Partners in kind.

2.5.     Filing of Certificate and Perfection of Limited Partnership. The General Partner shall execute, acknowledge, record and file at the expense of the Partnership, the Certificate any and all amendments thereto and all requisite fictitious name statements and notices in such places and jurisdictions as may be necessary to cause the Partnership to be treated as a limited partnership under, and otherwise to comply with, the laws of each state or other jurisdiction in which the Partnership conducts business.
2.6.       Certificates Describing Partnership Units. At the request of a Limited Partner, the General Partner, at its option, may issue a certificate summarizing the terms of such Limited Partner’s interest in the Partnership, including the number of Partnership Units owned and the Percentage Interest represented by such Partnership Units as of the date of such certificate. Any such certificate (i) shall be in form and substance as approved by the General Partner, (ii) shall not be negotiable and (iii) shall bear a legend to the following effect:
This certificate is not negotiable. The Partnership Units represented by this certificate are governed by and transferable only in accordance with the provisions of the Fourth Amended and Restated Limited Partnership Agreement of Modiv Operating Partnership, LP, as amended from time to time.
2.7.      REIT Compliance.  The Partners acknowledge that the General Partner intends to continue to qualify at all times as a REIT, and that the ability of the General Partner to qualify as a REIT will depend upon the nature of the Partnership’s operations. Accordingly, and notwithstanding anything to the contrary otherwise contained in this Agreement, the business and activities of the Partnership (including the business and activities of any subsidiary) are intended to be conducted as if the Partnership were itself a REIT, and in a manner that will permit the General Partner to maintain its qualification as a REIT. To this end, the Partnership and its subsidiaries will operate in such a manner such that the Partnership, assuming it were a REIT, (i) would satisfy the requirements for an entity to be qualified and taxed as a REIT pursuant to Sections 856 through 860 of the Code and applicable Regulations related thereto, and (ii) avoid incurring any taxes under Section 857 or Section 4981.
ARTICLE 3
BUSINESS OF THE PARTNERSHIP

The purpose and nature of the business to be conducted by the Partnership is (i) to conduct any business that may be lawfully conducted by a limited partnership organized pursuant to the Act; provided, however, that such business shall be limited to and conducted in such a manner as to permit the General Partner at all times to qualify as a REIT, unless the General Partner otherwise ceases to qualify as a REIT, (ii) to enter into any partnership, joint venture or other similar arrangement to engage in any of the foregoing or the ownership of interests in any entity engaged in any of the foregoing and (iii) to do anything necessary or incidental to the foregoing. In connection with the foregoing, and without limiting the General Partner’s right in its sole and absolute discretion to cease qualifying as a REIT, the Partners acknowledge that the General Partner’s current status as a REIT and the avoidance of income and excise taxes on the General Partner inures to the benefit of all the Partners and not solely to the General Partner. Notwithstanding the foregoing, the Limited Partners agree that the General Partner may terminate its status as a REIT under the Code at any time to the full extent permitted under the Articles of Incorporation. The General Partner shall also be empowered to do any and all acts and things necessary or prudent to ensure that the Partnership will not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Code.

ARTICLE 4
CAPITAL CONTRIBUTIONS AND ACCOUNTS
4.1.      Capital Contributions. The General Partner and Limited Partners have made Capital Contributions to the Partnership in exchange for the Partnership Interests set forth opposite their names in the Partner Registry, as amended from time to time.
4.2.       Additional Capital Contributions and Issuances of Additional Partnership Interests. Except as provided in this Section 4.2 or in Section 4.3, the Partners shall have no right or obligation to make any additional Capital Contributions or loans to the Partnership. The General Partner may contribute additional capital to the Partnership, from time to time, and receive additional Partnership Interests in respect thereof, in the manner contemplated in this Section 4.2.
(a)         Issuances of Additional Partnership Interests.
(i)     General. The General Partner is hereby authorized to cause the Partnership to authorize, create, designate and issue such additional Partnership Interests in the form of Partnership Units for any Partnership purpose at any time or from time to time, to the Partners (including the General Partner) or to other Persons for such consideration and on such terms and conditions as shall be established by the General Partner in its sole and absolute discretion, all without notification to or the approval of any Limited Partner. Any additional Partnership Interests issued thereby may be issued in one or more classes, or one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to any Common Units, all as shall be determined by the General Partner in its sole and absolute discretion and without notification to or the approval of any Limited Partner, subject to Delaware law, including, without limitation: (i) the allocations of items of Partnership income, gain, loss, deduction and credit to each such class or series of Partnership Interests; (ii) the right of each such class or series of Partnership Interests to share in Partnership distributions; and (iii) the rights of each such class or series of Partnership Interests upon dissolution and liquidation of the Partnership; provided, however, that no additional Partnership Interests shall be issued to the General Partner unless:
(1)    (A) the additional Partnership Interests are issued in connection with an issuance of REIT Shares or other interests in the General Partner, which shares or interests have designations, preferences and other rights, all such that the economic interests are substantially similar to the designations, preferences and other rights, all such that the economic interests are substantially similar to the designations, preferences and other rights of the additional Partnership Interests issued to the General Partner by the Partnership in accordance with this Section 4.2 (without limiting the foregoing, for example, the Partnership shall issue Partnership Interests consisting of Class C Units to the General Partner in connection with the issuance of Class C REIT Shares) and (B) the General Partner shall make a Capital Contribution to the Partnership in an amount equal to the proceeds raised in connection with the issuance of such shares of stock of or other interests in the General Partner.
(2)     the additional Partnership Interests are issued in exchange for property owned by the General Partner with a fair market value, as determined by the General Partner, in good faith, equal to the value of the Partnership Interests; or
(3)     additional Partnership Interests are issued to all Partners holding Partnership Units in proportion to their respective Percentage Interests.

In addition, the General Partner may acquire Partnership Interests from other Partners pursuant to this Agreement. In the event that the Partnership issues Partnership Interests pursuant to this Section 4.2(a), the General Partner shall make such revisions to this Agreement (without any requirement of receiving approval of the Limited Partners) as it deems necessary to reflect the issuance of such additional Partnership Interests and any special rights, powers, and duties associated therewith.
For the avoidance of doubt, the General Partner may, from time to time, for such consideration as the General Partner may determine appropriate, cause the Partnership to issue Class X Units to Persons who provide services to or for the benefit of the Partnership or the General Partner and admit such Persons as Limited Partners. Except as otherwise provided in Annex B, elsewhere in this Agreement or in an applicable Class X Agreement (as defined in Annex B), prior to its conversion, each Class X Unit shall be treated as a Class C Unit, with all of the rights, privileges and obligations attendant thereto.
Without limiting the foregoing, the General Partner is expressly authorized to cause the Partnership to issue Partnership Units for less than fair market value, so long as the General Partner concludes in good faith that such issuance is in the best interests of the General Partner and the Partnership.
(ii)         Upon Issuance of Additional Securities. The General Partner shall not issue any Additional Securities other than to all holders of REIT Shares, unless (A) the General Partner shall cause the Partnership to issue to the General Partner, as the General Partner may designate, Partnership Interests or rights, options, warrants or convertible or exchangeable securities of the Partnership having designations, preferences and other rights, all such that the economic interests are substantially similar to those of the Additional Securities, and (B) the General Partner contributes the net proceeds from the issuance of such Additional Securities and from any exercise of rights contained in such Additional Securities, directly through the General Partner, to the Partnership (without limiting the foregoing, for example, the Partnership shall issue Limited Partnership Interests consisting of Class C Units to the General Partner in connection with the issuance of Class C REIT Shares); provided, however, that the General Partner is allowed to issue Additional Securities in connection with an acquisition of a property to be held directly by the General Partner, but if and only if, such direct acquisition and issuance of Additional Securities have been approved and determined to be in the best interests of the General Partner and the Partnership by a majority of the Independent Directors (as defined in the General Partner’s Articles of Incorporation). Without limiting the foregoing, the General Partner is expressly authorized to issue Additional Securities for less than fair market value, and to cause the Partnership to issue to the General Partner corresponding Partnership Interests, so long as (x) the General Partner concludes in good faith that such issuance is in the best interests of the General Partner and the Partnership, including without limitation, the issuance of REIT Shares and corresponding Partnership Units pursuant to an employee share purchase plan providing for employee purchases of REIT Shares at a discount from fair market value or employee stock options that have an exercise price that is less than the fair market value of the REIT Shares, either at the time of issuance or at the time of exercise, and (y) the General Partner contributes all proceeds from such issuance to the Partnership. For example, in the event the General Partner issues REIT Shares of any class for a cash purchase price and contributes all of the proceeds of such issuance to the Partnership, the General Partner shall be issued a number of additional Partnership Units having the same class designation as the issued REIT Shares equal to the product of (A) the number of such REIT Shares of that class issued by the General Partner, the proceeds of which were so contributed, multiplied by (B) a fraction, the numerator of which is 100%, and the denominator of which is the Conversion Factor for that class of Partnership Units in effect on the date of such contribution.
(b)        Certain Deemed Contributions of Proceeds of Issuance of REIT Shares. In connection with any and all issuances of REIT Shares, the General Partner shall make Capital Contributions to the Partnership of the proceeds therefrom, provided that if the proceeds actually received and contributed by the General Partner are less than the gross proceeds of such issuance as a result of any underwriter’s discount or other expenses paid or incurred in connection with such issuance, then the General Partner shall be deemed to have made Capital Contributions to the Partnership in the aggregate amount of the gross proceeds of such issuance and the Partnership shall be deemed simultaneously to have paid such offering expenses in accordance with Section 6.5 hereof and in connection with the required issuance of additional Partnership Units to the General Partner for such Capital Contributions pursuant to Section 4.2(a) hereof, and any such expenses shall be allocable solely to the class of Partnership Units issued to the General Partner at such time.

4.3.       Additional Funding. If the General Partner determines that it is in the best interests of the Partnership to provide for additional Partnership funds (“Additional Funds”) for any Partnership purpose, the General Partner may (i) cause the Partnership to obtain such funds from outside borrowings, or (ii) elect to have the General Partner or any of its Affiliates provide such Additional Funds to the Partnership through loans or otherwise.
4.4.      Capital Accounts. A separate capital account (a “Capital Account”) shall be established and maintained for each Partner in accordance with Regulations Section 1.704-1(b)(2)(iv). The General Partner may (or shall, in the case of any event described in described in clause (iv) below) revalue the property of the Partnership to its fair market value (as determined by the General Partner, in its sole and absolute discretion, and taking into account Section 7701(g) of the Code) (i) if a new or existing Partner acquires an additional Partnership Interest in exchange for more than a de minimis Capital Contribution, (ii) if the Partnership distributes to a Partner more than a de minimis amount of Partnership property as consideration for a Partnership Interest, (iii) if the Partnership is liquidated within the meaning of Regulation Section 1.704-1(b)(2)(ii)(g), (iv) if a Partnership Interest (other than a de minimis interest) is granted as consideration for the provision of services to or for the benefit of the Partnership by an existing Partner acting in a partner capacity, or by a new Partner acting in a partner capacity in anticipation of being a Partner, or (v) at such other times as the General Partner shall reasonably determine necessary or advisable to the extent permissible under Regulations Sections 1.704-1(b) and 1.704-2. When the Partnership’s property is revalued by the General Partner, the Capital Accounts of the Partners shall be adjusted in accordance with Regulations Sections 1.704-1(b)(2)(iv)(f) and (g), which generally require such Capital Accounts to be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property (that has not been reflected in the Capital Accounts previously) would be allocated among the Partners pursuant to Section 5.1 if there were a taxable disposition of such property for its fair market value (as determined by the General Partner, in its sole and absolute discretion, and taking into account Section 7701(g) of the Code) on the date of the revaluation.
4.5.       Percentage Interests. If the number of outstanding Partnership Units increases or decreases during a taxable year, each Partner’s Percentage Interest shall be adjusted by the General Partner effective as of the effective date of each such increase or decrease in a manner consistent with the definition of Percentage Interest herein. The General Partner, in its sole and absolute discretion, shall determine which method shall be used to allocate Profits and Losses for the taxable year in which the adjustment occurs.
4.6.       No Interest on Contributions. No Partner shall be entitled to interest on its Capital Contribution.
4.7.      Return of Capital Contributions. No Partner shall be entitled to withdraw any part of its Capital Contribution or its Capital Account or to receive any distribution from the Partnership, except as specifically provided in this Agreement. Except as otherwise provided herein, there shall be no obligation to return to any Partner or withdrawn Partner any part of such Partner’s Capital Contribution for so long as the Partnership continues in existence.

4.8.       No Third Party Beneficiary. Unless otherwise agreed to by a Partner, no creditor or other third party having dealings with the Partnership shall have the right to enforce the right or obligation of any Partner to make Capital Contributions or loans or to pursue any other right or remedy hereunder or at law or in equity, it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the parties hereto and their respective successors and assigns. None of the rights or obligations of the Partners herein set forth to make Capital Contributions or loans to the Partnership shall be deemed an asset of the Partnership for any purpose by any creditor or other third party, nor may such rights or obligations be sold, transferred or assigned by the Partnership or pledged or encumbered by the Partnership to secure any debt or other obligation of the Partnership or of any of the Partners. In addition, it is the intent of the parties hereto that no distribution to any Limited Partner shall be deemed a return of money or other property in violation of the Act. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Limited Partner is obligated to return such money or property, such obligation shall be the obligation of such Limited Partner and not of the General Partner. Without limiting the generality of the foregoing, unless otherwise agreed to by a Partner, a deficit Capital Account of a Partner shall not be deemed to be a liability of such Partner nor an asset or property of the Partnership and upon a liquidation within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), if any Partner has a deficit Capital Account (after giving effect to all contributions, distributions, allocations and other Capital Account adjustments for all taxable years, including the year during which such liquidation occurs), such Partner shall have no obligation to make any Capital Contribution to reduce or eliminate the negative balance of such Partner’s Capital Account.
ARTICLE 5
PROFITS AND LOSSES; DISTRIBUTIONS
5.1.        Allocation of Profit and Loss.
(a)         General. After giving effect to the special allocations set forth in Sections 5.1(b) and 5.1(c) and except as may otherwise be provided herein or any annex or exhibit hereto, including in connection with the creation and designation of a class of Partnership Units, the Partnership’s Profits and Losses shall be allocated among the Partners in each taxable year (or portion thereof) as provided below.
(i)            Profits. Profits shall be allocated:
(A)    First, to the General Partner to the extent that Losses previously allocated to the General Partner pursuant to Section 5.1(a)(ii)(B) below exceed Profits previously allocated to the General Partner pursuant to this Section 5.1(a)(i)(B);
(B)    second, to those Partners, including the General Partner, holding Common Units who have been allocated Losses pursuant to Section 5.1(a)(ii)(A) below in excess of Profits previously allocated to such Partners pursuant to this Section 5.1(a)(i)(C) (and as among such Partners, in proportion to their respective excess amounts); and
(C)     third, to the Partners in accordance with their respective Percentage Interests.
(ii)          Losses. Losses shall be allocated:
(A)   First, to the Partners, including the General Partner, in accordance with their respective Percentage Interests, until the Adjusted Capital Account (ignoring for this purpose any amounts a Partner is obligated to contribute to the capital of the Partnership or is deemed obligated to contribute pursuant to Regulations Section 1.704-1(b)(2)(ii)(c)(2)) of each Partner is reduced to zero; and
(B)     second, to the General Partner.

(b)        Minimum Gain Chargeback. Notwithstanding any provision to the contrary, (i) any expense of the Partnership that is a “nonrecourse deduction” within the meaning of Regulations Section 1.704-2(b)(1) shall be allocated in accordance with the Partners’ respective Percentage Interests, (ii) any expense of the Partnership that is a “partner nonrecourse deduction” within the meaning of Regulations Section 1.704-2(i)(2) shall be allocated to the Partner that bears the “economic risk of loss” with respect to the “partner nonrecourse debt” within the meaning of Regulations Section 1.704-2(b)(4) to which such partner nonrecourse deduction is attributable in accordance with Regulations Section 1.704-2(i)(1), (iii) if there is a net decrease in Partnership Minimum Gain within the meaning of Regulations Section 1.704-2(f)(1) for any Partnership taxable year, then, subject to the exceptions set forth in Regulations Section 1.704-2(f)(2),(3), (4) and (5), items of gain and income shall be allocated among the Partners in accordance with Regulations Section 1.704-2(f) and the ordering rules contained in Regulations Section 1.704-2(j), and (iv) if there is a net decrease in Partner Nonrecourse Debt Minimum Gain within the meaning of Regulations Section 1.704-2(i)(4) for any Partnership taxable year, then, subject to the exceptions set forth in Regulations Section 1.704-(2)(g), items of gain and income shall be allocated among the Partners in accordance with Regulations Section 1.704-2(i)(4) and the ordering rules contained in Regulations Section 1.704-2(j). A Partner’s “interest in partnership profits” for purposes of determining its share of the nonrecourse liabilities of the Partnership within the meaning of Regulations Section 1.752-3(a)(3) shall be such Partner’s Percentage Interest.
(c)         Qualified Income Offset. If a Partner unexpectedly receives in any taxable year an adjustment, allocation, or distribution described in subparagraphs (4), (5), or (6) of Regulations Section 1.704-1(b)(2)(ii)(d) that causes or increases a deficit balance in such Partner’s Capital Account that exceeds the sum of such Partner’s shares of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain, as determined in accordance with Regulations Sections 1.704-2(g) and 1.704-2(i), such Partner shall be allocated specially for such taxable year (and, if necessary, later taxable years) items of income and gain in an amount and manner sufficient to eliminate such deficit Capital Account balance as quickly as possible as provided in Regulations Section 1.704-1(b)(2)(ii)(d); provided, that an allocation pursuant to this Section 5.1(c) shall be made only if and to the extent that such Partner would have a deficit Capital Account balance after all other allocations provided for in Article 5 have been tentatively made as if this Section 5.1(c) were not in this Agreement. This Section 5.1(c) is intended to constitute a “qualified income offset” under Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.
(d)        Priority Allocations With Respect to Series A Preferred Units. After giving effect to the allocations set forth in Section 5.1(b) and (c) hereof, but before giving effect to the allocations set forth in Section 5.1(a) hereof, Net Operating Income shall be allocated to the General Partner until the aggregate amount of Net Operating Income allocated to the General Partner under this Section 5.1(d) for the current and all prior years equals the aggregate amount of the Series A Preferred Return (as defined in Annex A hereto); provided, however, that the General Partner may, in its discretion, allocate Net Operating Income based on accrued Series A Preferred Return (as defined in Annex A hereto) with respect to the January Series A Preferred Unit Distribution Payment Date (as defined in Annex A hereto) if the General Partner sets the Distribution Record Date (as defined in Annex A hereto) for such Series A Preferred Unit Distribution Payment Date, on or prior to December 31 of the previous year. For purposes of this Section 5.1(d), “Net Operating Income” means the excess, if any, of the Partnership’s gross income over its expenses (but not taking into account depreciation, amortization, or any other noncash expenses of the Partnership), calculated in accordance with the principles of Section 5.1(f) hereof
(e)        Allocations Between Transferor and Transferee. If a Partner transfers any part or all of its Partnership Interest, the distributive shares of the various items of Profit and Loss allocable among the Partners during such fiscal year of the Partnership shall be allocated between the transferor and the transferee Partner pursuant to such method as shall be determined by the General Partner, in its sole and absolute discretion.

(f)        Definition of Profit and Loss. “Profit” and “Loss” and any items of income, gain, expense, or loss referred to in this Agreement shall be determined in accordance with federal income tax accounting principles, as modified by Regulations Section 1.704-1(b)(2)(iv), except that Profit and Loss shall not include items of income, gain and expense that are specially allocated pursuant to Sections 5.1(b), 5.1(c) or any annex or exhibit hereto. All allocations of income, Profit, gain, Loss and expense (and all items contained therein) for federal income tax purposes shall be identical to all allocations of such items set forth in this Section 5.1, except as otherwise required by Section 704(c) of the Code and Regulations Section 1.704-1(b)(4). The General Partner, in its sole and absolute discretion, shall have the authority to elect the method to be used by the Partnership for allocating items of income, gain, and expense as required by Section 704(c) of the Code including a method that may result in a Partner receiving a disproportionately larger share of the Partnership tax depreciation deductions, and such election shall be binding on all Partners.
(g)        Curative Allocations. The allocations set forth in Section 5.1(b) and (c) of this Agreement (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. The General Partner is authorized to offset all Regulatory Allocations either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss or deduction pursuant to this Section 5.1(g). Therefore, notwithstanding any other provision of this Section 5.1 (other than the Regulatory Allocations), the General Partner shall make such offsetting special allocations of Partnership income, gain, loss or deduction in whatever manner it deems appropriate so that, after such offsetting allocations are made, each Partner’s Capital Account is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of this Agreement.
(h)        Special Allocations of Class-Specific Items. To the extent that any items of income, gain, loss or deduction of the General Partner are allocable to a specific class or classes of REIT Shares as provided in the General Partner’s prospectus, such items, or an amount equal thereto, shall be specially allocated to the class or classes of Partnership Units corresponding to such class or classes of REIT Shares.
(i)        Allocation of Excess Nonrecourse Liabilities. All excess nonrecourse liabilities of the Partnership shall be allocated in accordance with such Partner’s “interests in Partnership profits” as defined in Regulations Section 1.752-3(a)(3).
(j)        Allocations to Ensure Intended Results.  Recognizing the complexity of the allocations pursuant to this Article 5, the General Partner is authorized to modify these allocations (including by making allocations of gross items of income, gain, loss or deduction rather than allocations of net items) to ensure that they achieve the intended results, to the extent permitted by Section 704(b) of the Code and the Regulations thereunder.
5.2.       Distributions.
(a)        Cash Available for Distribution. The Partnership shall distribute cash  on a quarterly (or, at the election of the General Partner, more frequent) basis, in an amount determined by the General Partner in its sole and absolute discretion, to the holders of the Common Units who are Partners on the Partnership Record Date with respect to such quarter (or other distribution period), including the General Partner, in proportion to their respective Percentage Interests in the Common Units on the Partnership Record Date; provided, however, that if a new or existing Partner acquires an additional Partnership Interest in exchange for a Capital Contribution on any date other than the next day after a Partnership Record Date, the cash distribution attributable to such additional Partnership Interest relating to the Partnership Record Date next following the issuance of such additional Partnership Interest (or relating to the Partnership Record Date if such Partnership Interest was acquired on a Partnership Record Date) shall be reduced in the proportion to (i) the number of days that such additional Partnership Interest is held by such Partner bears to (ii) the number of days between such Partnership Record Date (including such Partnership Record Date) and the immediately preceding Partnership Record Date.

(b)         Reserved.
(c)         Tax Distributions. At the election of the General Partner, the General Partner may, in its sole and absolute discretion, cause the Partnership to distribute to the Partners with respect to each fiscal period of the Partnership an amount of cash (a “Tax Distribution”) which in the good faith judgment of the General Partner equals (i) the amount of taxable income, if any, allocable to the Partners in respect of such fiscal period, multiplied by (ii) the combined maximum federal, state and local income tax rate (such rates being calculated at the highest rates without regard to such Partner being an individual or corporate Partner) to be applied with respect to such taxable income for any Partner (or, if any Partner is a pass-through entity for federal income tax purposes, any Person owning an equity interest in such Partner) (“Applicable Tax Rate”), with such distribution to be made to the Partners in the same proportions that taxable income shall be allocable to the Partners during such fiscal period. Tax Distributions, if any, shall be made prior to the Company making any Distributions pursuant to Section 5.2(a).  Any such Tax Distribution to a Partner shall be treated as an advance against, and shall reduce, Distributions to which such Partner otherwise would be entitled hereunder.
(d)        Withholding; Partnership Loans. Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that it determines to be necessary or appropriate to cause the Partnership to comply with any withholding requirements established under the Code or any other federal, state or local law including, without limitation, pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner or assignee (including by reason of Section 1446 of the Code), either (i) if the actual amount to be distributed to the Partner equals or exceeds the amount required to be withheld by the Partnership, the amount withheld shall be treated as a distribution of cash in the amount of such withholding to such Partner, or (ii) if the actual amount to be distributed to the Partner is less than the amount required to be withheld by the Partnership, the excess of the amount required to be withheld over the actual amount to be distributed shall be treated as a loan (a “Partnership Loan”) from the Partnership to the Partner on the day the Partnership pays over such amount to a taxing authority. A Partnership Loan shall be repaid through withholding by the Partnership with respect to subsequent distributions to the applicable Partner or assignee. In the event that a Limited Partner (a “Defaulting Limited Partner”) fails to pay any amount owed to the Partnership with respect to the Partnership Loan within fifteen (15) days after demand for payment thereof is made by the Partnership on the Limited Partner, the General Partner, in its sole and absolute discretion, may elect to make the payment to the Partnership on behalf of such Defaulting Limited Partner. In such event, on the date of payment, the General Partner shall be deemed to have extended a loan (a “General Partner Loan”) to the Defaulting Limited Partner in the amount of the payment made by the General Partner and shall succeed to all rights and remedies of the Partnership against the Defaulting Limited Partner as to that amount. Without limitation, the General Partner shall have the right to receive any distributions that otherwise would be made by the Partnership to the Defaulting Limited Partner until such time as the General Partner Loan has been paid in full, and any such distributions so received by the General Partner shall be treated as having been received by the Defaulting Limited Partner and immediately paid to the General Partner.
Any amounts treated as a Partnership Loan or a General Partner Loan pursuant to this Section 5.2(b) shall bear interest at the lesser of (i) the base rate on corporate loans at large United States money center commercial banks, as published from time to time in The Wall Street Journal, or (ii) the maximum lawful rate of interest on such obligation, such interest to accrue from the date the Partnership or the General Partner, as applicable, is deemed to extend the loan until such loan is repaid in full.

(e)        Limitation on Distributions. In no event may a Partner receive a distribution of cash with respect to a Partnership Unit if such Partner is entitled to receive a cash distribution as the holder of record of a REIT Share for which all or part of such Partnership Unit has been or will be exchanged.
5.3.       REIT Distribution Requirements. The General Partner shall use its commercially reasonable efforts to cause the Partnership to distribute amounts sufficient to enable the General Partner to pay stockholder dividends that will allow the General Partner to (i) meet its distribution requirement for qualification as a REIT as set forth in Section 857 of the Code and (ii) avoid any federal income or excise tax liability imposed by the Code.
5.4.       No Right to Distributions in Kind. No Partner shall be entitled to demand property other than cash in connection with any distributions by the Partnership.
5.5.      Limitations of Return of Capital Contributions. Notwithstanding any of the provisions of this Article 5, no Partner shall have the right to receive and the General Partner shall not have the right to make, a distribution that includes a return of all or part of a Partner’s Capital Contributions, unless after giving effect to the return of a Capital Contribution, the sum of all Partnership liabilities, other than the liabilities to a Partner for the return of his Capital Contribution, does not exceed the fair market value of the Partnership’s assets.
5.6.       Distributions Upon Liquidation. Upon liquidation of the Partnership, after payment of, or adequate provision for, debts and obligations of the Partnership, including any Partner loans, any remaining assets of the Partnership shall be distributed to all Partners with positive Capital Accounts in accordance with their respective positive Capital Account balances. For purposes of the preceding sentence, the Capital Account of each Partner shall be determined after all adjustments have been made in accordance with Sections 4.4, 5.1 and 5.2 resulting from Partnership operations and from all sales and dispositions of all or any part of the Partnership’s assets. To the extent deemed advisable by the General Partner, appropriate arrangements (including the use of a liquidating trust) may be made to assure that adequate funds are available to pay any contingent debts or obligations.
5.7.     Substantial Economic Effect. It is the intent of the Partners that the allocations of Profit and Loss under this Agreement have substantial economic effect (or be consistent with the Partners’ interests in the Partnership in the case of the allocation of losses attributable to nonrecourse debt) within the meaning of Section 704(b) of the Code as interpreted by the Regulations promulgated pursuant thereto. Article 5 and other relevant provisions of this Agreement shall be interpreted in a manner consistent with such intent.
5.8.       Other Classes or Series.  For the avoidance of doubt, any class or series of Partnership Units may be established by the General Partner in accordance with the terms of this Agreement, including pursuant to an annex or exhibit hereto, having entitlements to allocations and Distributions that differ from those set forth in this Article 5, including entitlements that are junior to, pari passu with or senior to the Common Units.
ARTICLE 6
RIGHTS, OBLIGATIONS AND POWERS OF THE GENERAL PARTNER
6.1.       Management of the Partnership.
(a)        Except as otherwise expressly provided in this Agreement, the General Partner shall have full, complete and exclusive discretion to manage and control the business of the Partnership for the purposes herein stated and shall make all decisions affecting the business and assets of the Partnership. Subject to the restrictions specifically contained in this Agreement, the powers of the General Partner shall include, without limitation, the authority to take the following actions on behalf of the Partnership or any Subsidiary:

(i)          to acquire, purchase, own, operate, lease and dispose of (other than in a “prohibited transaction” within the meaning of Section 857(b)(6)(B)(iii) of the Code) any real property and any other property or assets including, but not limited to notes and mortgages, that the General Partner determines are necessary or appropriate or in the best interests of the business of the Partnership;
(ii)          to develop land, construct buildings and make other improvements on the properties owned or leased by the Partnership;
(iii)        to authorize, issue, sell, redeem or otherwise purchase any Partnership Interests or any securities (including secured and unsecured debt obligations of the Partnership, debt obligations of the Partnership convertible into any class or series of Partnership Interests, or options, rights, warrants or appreciation rights relating to any Partnership Interests) of the Partnership;
(iv)         to borrow or lend money for the Partnership, issue or receive evidences of indebtedness in connection therewith, refinance, increase the amount of, modify, amend or change the terms of, or extend the time for the payment of, any such indebtedness, and secure such indebtedness by mortgage, deed of trust, pledge or other lien on the Partnership’s assets;
(v)          to pay, either directly or by reimbursement, for all Administrative Expenses to third parties or to the General Partner or its Affiliates as set forth in this Agreement;
(vi)       to guarantee or become a co-maker of indebtedness of the General Partner or any Subsidiary thereof, refinance, increase the amount of, modify, amend or change the terms of, or extend the time for the payment of, any such guarantee or indebtedness, and secure such guarantee or indebtedness by mortgage, deed of trust, pledge or other lien on the Partnership’s assets;
(vii)       to use assets of the Partnership (including, without limitation, cash on hand) for any purpose consistent with this Agreement, including, without limitation, payment, either directly or by reimbursement, of all Administrative Expenses of the General Partner, the Partnership or any Subsidiary of either, to third parties or to the General Partner as set forth in this Agreement;
(viii)      to lease all or any portion of any of the Partnership’s assets, whether or not the terms of such leases extend beyond the termination date of the Partnership and whether or not any portion of the Partnership’s assets so leased are to be occupied by the lessee, or, in turn, subleased in whole or in part to others, for such consideration and on such terms as the General Partner may determine;
(ix)        to prosecute, defend, arbitrate, or compromise any and all claims or liabilities in favor of or against the Partnership, on such terms and in such manner as the General Partner may reasonably determine, and similarly to prosecute, settle or defend litigation with respect to the Partners, the Partnership, or the Partnership’s assets;
(x)          to file applications, communicate, and otherwise deal with any and all governmental agencies having jurisdiction over, or in any way affecting, the Partnership’s assets or any other aspect of the Partnership business;
(xi)        to make or revoke any available elections for federal, state, or local income tax purposes, including an election pursuant to Section 754 of the Code relating to certain adjustments to the basis of the Partnership’s assets;

(xii)       to maintain such insurance coverage for public liability, fire and casualty, and any and all other insurance for the protection of the Partnership, for the conservation of Partnership assets, or for any other purpose convenient or beneficial to the Partnership, in such amounts and such types, as it shall determine from time to time;
(xiii)       to determine whether or not to apply any insurance proceeds for any property to the restoration of such property or to distribute the same;
(xiv)       to establish one or more divisions of the Partnership, to hire and dismiss employees of the Partnership or any division of the Partnership, and to retain legal counsel, accountants, consultants, real estate brokers, and such other persons, as the General Partner may deem necessary or appropriate in connection with the Partnership business and to pay therefor such reasonable remuneration as the General Partner may deem reasonable and proper;
(xv)      to retain other services of any kind or nature in connection with the Partnership business, and to pay therefor such remuneration as the General Partner may deem reasonable and proper;
(xvi)       to negotiate and conclude agreements on behalf of the Partnership with respect to any of the rights, powers and authority conferred upon the General Partner;
(xvii)     to maintain accurate accounting records and to file promptly all federal, state and local income tax returns on behalf of the Partnership;
(xviii)     to distribute Partnership cash or other Partnership assets in accordance with this Agreement;
(xix)        to form or acquire an interest in, and contribute property to, any further limited or general partnerships, limited liability companies, joint ventures or other relationships that it deems desirable (including, without limitation, the acquisition of interests in, and the contributions of property to, its Subsidiaries and any other Person in which it has an equity interest from time to time);
(xx)        to establish Partnership reserves for working capital, capital expenditures, contingent liabilities, or any other valid Partnership purpose;
(xxi)       to merge, consolidate or combine the Partnership with or into another Person;
(xxii)     to do any and all acts and things necessary or prudent to ensure that the Partnership will not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Code; and
(xxiii)    to take such other action, execute, acknowledge, swear to or deliver such other documents and instruments, and perform any and all other acts that the General Partner deems necessary or appropriate for the formation, continuation and conduct of the business and affairs of the Partnership (including, without limitation, all actions consistent with allowing the General Partner at all times to qualify as a REIT unless the General Partner voluntarily terminates its REIT status) and to possess and enjoy all of the rights and powers of a general partner as provided by the Act.
(b)        Except as otherwise provided herein, to the extent the duties of the General Partner require expenditures of funds to be paid to third parties, the General Partner shall not have any obligations hereunder except to the extent that partnership funds are reasonably available to it for the performance of such duties, and nothing herein contained shall be deemed to authorize or require the General Partner, in its capacity as such, to expend its individual funds for payment to third parties or to undertake any individual liability or obligation on behalf of the Partnership.

6.2.       Delegation of Authority. The General Partner may delegate any or all of its powers, rights and obligations hereunder, and may appoint, employ, contract or otherwise deal with any Person for the transaction of the business of the Partnership, which Person may, under supervision of the General Partner, perform any acts or services for the Partnership as the General Partner may approve.
6.3.       Indemnification and Exculpation of Indemnitees.
(a)       The Partnership shall indemnify an Indemnitee from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including reasonable legal fees and expenses), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the Partnership as set forth in this Agreement in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise.
Notwithstanding the foregoing, the Partnership shall not provide for indemnification for an Indemnitee for any liability or loss suffered by any of them in contravention of Delaware law and unless all of the following conditions are met:
(i)           The Indemnitee determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the Partnership.
(ii)          The Indemnitee was acting on behalf of or performing services for the Partnership.
(iii)         Such liability or loss was not the result of:
(A)    In the case of an Indemnitee who is not an Independent Director, negligence or misconduct by the Indemnitee; or
(B)     In the case of an Independent Director, the gross negligence or willful misconduct by the Independent Director.
Any indemnification pursuant to this Section 6.3 shall be made only out of the assets of the Partnership.
(b)        Notwithstanding the foregoing, the Partnership shall not indemnify an Indemnitee or any Person acting as a broker-dealer for any loss, liability or expense arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged material securities law violations as to the particular Indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular Indemnitee; or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular Indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which securities were offered or sold as to indemnification for violations of securities laws.

(c)       The Partnership shall pay or reimburse reasonable legal expenses and other costs incurred by the Indemnitee in advance of the final disposition of a proceeding only if (in addition to the procedures required by the Act) all of the following are satisfied: (a) the proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of the Partnership, (b) the legal proceeding was initiated by a third party who is not a Limited Partner or, if by a Limited Partner acting in his or her capacity as such, a court of competent jurisdiction approves such advancement, and (c) the Indemnitee undertakes to repay the amount paid or reimbursed by the Partnership, together with the applicable legal rate of interest thereon, if it is ultimately determined that the Indemnitee is not entitled to indemnification.
(d)        The indemnification provided by this Section 6.3 shall be in addition to any other rights to which an Indemnitee or any other Person may be entitled under any agreement, pursuant to any vote of the Partners, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity.
(e)         The Partnership may purchase and maintain insurance, on behalf of the Indemnitees and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Partnership’s activities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.
(f)         For purposes of this Section 6.3, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute fines within the meaning of this Section 6.3; and actions taken or omitted by the Indemnitee with respect to an employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the Partnership.
(g)         In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.
(h)        An Indemnitee shall not be denied indemnification in whole or in part under this Section 6.3 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.
(i)         The provisions of this Section 6.3 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.
(j)         Neither the amendment nor repeal of this Section 6.3, nor the adoption or amendment of any other provision of the Agreement inconsistent with Section 6.3, shall apply to or affect in any respect the applicability with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.
6.4.        Liability of the General Partner.
(a)         Notwithstanding anything to the contrary set forth in this Agreement, the General Partner shall not be liable for monetary damages to the Partnership or any Partners for losses sustained or liabilities incurred as a result of errors in judgment or of any act or omission if the General Partner acted in good faith. The General Partner shall not be in breach of any duty that the General Partner may owe to the Limited Partners or the Partnership or any other Persons under this Agreement or of any duty stated or implied by law or equity provided the General Partner, acting in good faith, abides by the terms of this Agreement.

(b)        The Limited Partners expressly acknowledge that the General Partner is acting on behalf of the Partnership, itself and its stockholders collectively, that the General Partner is under no obligation to consider the separate interests of the Limited Partners (including, without limitation, the tax consequences to Limited Partners or the tax consequences of some, but not all, of the Limited Partners) in deciding whether to cause the Partnership to take (or decline to take) any actions. In the event of a conflict between the interests of its stockholders on one hand and the Limited Partners on the other, the General Partner shall endeavor in good faith to resolve the conflict in a manner not adverse to either its stockholders or the Limited Partners; provided, however, that for so long as the General Partner directly owns a controlling interest in the Partnership, any such conflict that the General Partner, in its sole and absolute discretion, determines cannot be resolved in a manner not adverse to either its stockholders or the Limited Partner shall be resolved in favor of the stockholders. The General Partner shall not be liable for monetary damages for losses sustained, liabilities incurred, or benefits not derived by Limited Partners in connection with such decisions, provided that the General Partner has acted in good faith.
(c)        Subject to its obligations and duties as General Partner set forth in Section 6.1 hereof, the General Partner may exercise any of the powers granted to it under this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents. The General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by it in good faith.
(d)       Notwithstanding any other provisions of this Agreement or the Act, any action of the General Partner on behalf of the Partnership or any decision of the General Partner to refrain from acting on behalf of the Partnership, undertaken in the good faith belief that such action or omission is necessary or advisable in order (i) to protect the ability of the General Partner to continue to qualify as a REIT or (ii) to prevent the General Partner from incurring any taxes under Section 857, Section 4981, or any other provision of the Code, is expressly authorized under this Agreement and is deemed approved by all of the Limited Partners.
(e)         Any amendment, modification or repeal of this Section 6.4 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the General Partner’s liability to the Partnership and the Limited Partners under this Section 6.4 as in effect immediately prior to such amendment, modification or repeal with respect to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when claims relating to such matters may arise or be asserted.
6.5.       Reimbursement of General Partner.
(a)        Except as provided in this Section 6.5 and elsewhere in this Agreement (including the provisions of Articles 5 and 6 regarding distributions, payments, and allocations to which it may be entitled), the General Partner shall not be compensated for its services as general partner of the Partnership.
(b)        The General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine in its sole and absolute discretion, for all Administrative Expenses, provided, however, that any such reimbursement shall not exceed five percent (5%) of the gross income of the General Partner to the extent that all or any portion of the reimbursement is treated as a gross income to the REIT.

6.6.       Outside Activities. Subject to the Articles of Incorporation and any agreements entered into by the General Partner or its Affiliates with the Partnership or a Subsidiary, any officer, director, employee, agent, trustee, Affiliate or stockholder of the General Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities substantially similar or identical to those of the Partnership. Neither the Partnership nor any of the Limited Partners shall have any rights by virtue of this Agreement in any such business ventures, interest or activities. None of the Limited Partners nor any other Person shall have any rights by virtue of this Agreement or the partnership relationship established hereby in any such business ventures, interests or activities, and the General Partner shall have no obligation pursuant to this Agreement to offer any interest in any such business ventures, interests and activities to the Partnership or any Limited Partner, even if such opportunity is of a character which, if presented to the Partnership or any Limited Partner, could be taken by such Person.
6.7.       Employment or Retention of Affiliates.
(a)         Any Affiliate of the General Partner may be employed or retained by the Partnership and may otherwise deal with the Partnership (whether as a buyer, lessor, lessee, manager, furnisher of goods or services, broker, agent, lender or otherwise) and may receive from the Partnership any compensation, price, or other payment therefor which the General Partner determines to be fair and reasonable.
(b)        The Partnership may lend or contribute to its Subsidiaries or other Persons in which it has an equity investment, and such Persons may borrow funds from the Partnership, on terms and conditions established in the sole and absolute discretion of the General Partner. The foregoing authority shall not create any right or benefit in favor of any Subsidiary or any other Person.
(c)         The Partnership may transfer assets to joint ventures, other partnerships, corporations or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions as the General Partner deems are consistent with this Agreement and applicable law.
(d)        Except as expressly permitted by this Agreement, neither the General Partner nor any of its Affiliates shall sell, transfer or convey any property to, or purchase any property from, the Partnership, directly or indirectly, except pursuant to transactions that are on terms that are fair and reasonable to the Partnership.
6.8.     General Partner Participation. The General Partner agrees that all business activities of the General Partner, including activities pertaining to the acquisition, development or ownership of properties, shall be conducted through the Partnership or one or more Subsidiary Partnerships; provided, however, that the General Partner is allowed to make a direct acquisition, but if and only if, such acquisition is made in connection with the issuance of Additional Securities, which direct acquisition and issuance have been approved and determined to be in the best interests of the General Partner and the Partnership by a majority of the Independent Directors.
6.9.     Title to Partnership Assets. Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner or one or more nominees, as the General Partner may determine, including Affiliates of the General Partner. The General Partner hereby declares and warrants that any Partnership assets for which legal title is held in the name of the General Partner or any nominee or Affiliate of the General Partner shall be held by the General Partner for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use commercially reasonable efforts to cause beneficial and record title to such assets to be vested in the Partnership as soon as reasonably practicable. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which legal title to such Partnership assets is held.

6.10.     Miscellaneous. In the event the General Partner redeems any REIT Shares, then, unless otherwise determined by the General Partner, the General Partner shall cause the Partnership to purchase from the General Partner a number of Partnership Units as determined based on the application of the Conversion Factor on the same terms that the General Partner exchanged such REIT Shares (without limiting the foregoing, for example, the Partnership shall purchase from the General Partner Partnership Interests consisting of Class C Units in connection with the exchange of Class C REIT Shares). Moreover, if the General Partner makes a cash tender offer or other offer to acquire REIT Shares, then the General Partner shall cause the Partnership to make a corresponding offer to the General Partner to acquire an equal number of Partnership Units held by the General Partner. In the event any REIT Shares are exchanged by the General Partner pursuant to such offer, the Partnership shall redeem an equivalent number of the General Partner’s Partnership Units for an equivalent purchase price based on the application of the Conversion Factor (without limiting the foregoing, for example, the Partnership shall redeem from the General Partner Partnership Interests consisting of Class C Units in connection with the exchange of Class C REIT Shares).

ARTICLE 7
CHANGES IN GENERAL PARTNER
7.1.       Transfer of the General Partner’s Partnership Interest.
(a)       The General Partner shall not transfer all or any portion of its General Partnership Interest or withdraw as General Partner except as provided in or in connection with a transaction contemplated by Section 7.1(b), (c) or (d).
(b)        Except as otherwise provided in Section 7.1(c) or (d) hereof, the General Partner shall not engage in any merger, consolidation or other combination with or into another Person or sale of all or substantially all of its assets, (other than in connection with a change in the General Partner’s state of incorporation or organizational form) in each case which results in a change of control of the General Partner (a “Transaction”), unless:
(i)           the approval of the holders of a majority of the Common Units is obtained;
(ii)          as a result of such Transaction all Limited Partners will receive for each Common Unit an amount of cash, securities, or other property equal to the product of the Conversion Factor and the greatest amount of cash, securities or other property paid in the Transaction to a holder of one REIT Share in consideration of one REIT Share, provided that if, in connection with the Transaction, a purchase, tender or exchange offer (“Offer”) shall have been made to and accepted by the holders of more than fifty percent (50%) of the outstanding REIT Shares, each holder of Common Units shall be given the option to exchange its Common Units for the greatest amount of cash, securities, or other property which a Limited Partner would have received had it (A) exercised its Exchange Right and (B) sold, tendered or exchanged pursuant to the Offer the REIT Shares received upon exercise of the Exchange Right immediately prior to the expiration of the Offer; or
(iii)        the General Partner is the surviving entity in the Transaction and either (A) the holders of REIT Shares do not receive cash, securities, or other property in the Transaction or (B) all Limited Partners (other than the General Partner or any Subsidiary) receive an amount of cash, securities, or other property (expressed as an amount per REIT Share) that is no less than the product of the Conversion Factor and the greatest amount of cash, securities, or other property (expressed as an amount per REIT Share) received in the Transaction by any holder of REIT Shares.

(c)       Notwithstanding Section 7.1(b), the General Partner may merge with or into or consolidate with another entity if immediately after such merger or consolidation (i) substantially all of the assets of the successor or surviving entity (the “Surviving General Partner”), other than Partnership Units held by the General Partner, are contributed, directly or indirectly, to the Partnership as a Capital Contribution in exchange for Partnership Units with a fair market value equal to the value of the assets so contributed as determined by the Surviving General Partner in good faith and (ii) the Surviving General Partner expressly agrees to assume all obligations of the General Partner, as appropriate, hereunder. Upon such contribution and assumption, the Surviving General Partner shall have the right and duty to amend this Agreement as set forth in this Section 7.1(c). The Surviving General Partner shall in good faith arrive at a new method for the calculation of the Cash Amount, the REIT Shares Amount and Conversion Factor for a Partnership Unit after any such merger or consolidation so as to approximate the existing method for such calculation as closely as reasonably possible. Such calculation shall take into account, among other things, the kind and amount of securities, cash and other property that was receivable upon such merger or consolidation by a holder of REIT Shares or options, warrants or other rights relating thereto, and to which a holder of Partnership Units could have acquired had such Partnership Units been exchanged immediately prior to such merger or consolidation. Such amendment to this Agreement shall provide for adjustment to such method of calculation, which shall be as nearly equivalent as may be practicable to the adjustments provided for with respect to the Conversion Factor. The Surviving General Partner also shall in good faith modify the definition of REIT Shares and make such amendments to Section 8.4 hereof so as to approximate the existing rights and obligations set forth in Section 8.4 as closely as reasonably possible. The above provisions of this Section 7.1(c) shall similarly apply to successive mergers or consolidations permitted hereunder.
In respect of any transaction described in the preceding paragraph, the General Partner shall use commercially reasonable efforts to structure such transaction to avoid causing the Limited Partners to recognize gain for federal income tax purposes by virtue of the occurrence of or their participation in such transaction, provided such efforts are consistent with the exercise of the General Partner’s board of directors’ fiduciary duties to the stockholders of the General Partner under applicable law. Notwithstanding anything herein to the contrary, if after using such commercially reasonable efforts to avoid causing the Limited Partners to recognize gain for federal income tax purposes the General Partner determines, in its sole and absolute discretion, that it (i) is not possible to structure such transaction to avoid causing the Limited Partners to recognize gain for federal income tax purposes or (ii) that the structure required to avoid causing the Limited Partners to recognize gain for federal income tax purposes would be unduly burdensome to the General Partner, nothing in this provision shall be construed so as to preclude the General Partner from proceeding with and consummating such transaction.
(d)         Notwithstanding Section 7.1(b),
(i)           a General Partner may transfer all or any portion of its General Partnership Interest to (A) a wholly-owned Subsidiary of such General Partner or (B) the owner of all of the ownership interests of such General Partner, and following a transfer of all of its General Partnership Interest, may withdraw as General Partner; and
(ii)          the General Partner may engage in Transactions not required by law or by the rules of any National Securities Exchange on which the REIT Shares are listed to be submitted to the vote of the holders of the REIT Shares.
(e)        If the General Partner exchanges any REIT Shares of any class (“Exchanged REIT Shares”) for REIT Shares of a different class (“Received REIT Shares”), then the General Partner shall, and shall cause the Partnership to, exchange a number of Partnership Units having the same class designation as the Exchanged REIT Shares, as determined based on the application of the Conversion Factor, for Partnership Units having the same class designation as the Received REIT Shares on the same terms that the General Partner exchanged the Exchanged REIT Shares. The exchange of Units shall occur automatically after the close of business on the applicable date of the exchange of REIT Shares, as of which time the holder of class of Units having the same designation as the Exchanged REIT Shares shall be credited on the books and records of the Partnership with the issuance, as of the opening of business on the next day, of the applicable number of Units having the same designation as the Received REIT Shares.

7.2.      Admission of a Substitute or Additional General Partner. A Person shall be admitted as a substitute or additional General Partner of the Partnership only if the following terms and conditions are satisfied:
(a)        the Person to be admitted as a substitute or additional General Partner shall have accepted and agreed to be bound by all the terms and provisions of this Agreement by executing a counterpart thereof and such other documents or instruments as may be required or appropriate in order to effect the admission of such Person as a General Partner, and a certificate evidencing the admission of such Person as a General Partner shall have been filed for recordation and all other actions required by Section 2.5 hereof in connection with such admission shall have been performed;
(b)         if the Person to be admitted as a substitute or additional General Partner is a corporation or a partnership it shall have provided the Partnership with evidence satisfactory to counsel for the Partnership of such Person’s authority to become a General Partner and to be bound by the terms and provisions of this Agreement; and
(c)        counsel for the Partnership shall have rendered an opinion (relying on such opinions from other counsel and the state or any other jurisdiction as may be necessary) that the admission of the person to be admitted as a substitute or additional General Partner is in conformity with the Act, that none of the actions taken in connection with the admission of such Person as a substitute or additional General Partner will cause (i) the Partnership to be classified other than as a partnership for federal income tax purposes, or (ii) the loss of any Limited Partner’s limited liability.
7.3.        Effect of Bankruptcy, Withdrawal, Death or Dissolution of a General Partner.
(a)         Upon the occurrence of an Event of Bankruptcy as to a General Partner (and its removal pursuant to Section 7.4(a) hereof) or the death, withdrawal, removal or dissolution of a General Partner (except that, if a General Partner is on the date of such occurrence a partnership, the withdrawal, death, dissolution, Event of Bankruptcy as to, or removal of a partner in, such partnership shall be deemed not to be a dissolution of such General Partner if the business of such General Partner is continued by the remaining partner or partners), the Partnership shall be dissolved and terminated unless the Partnership is continued pursuant to Section 7.3(b) hereof. The merger of the General Partner with or into any entity that is admitted as a substitute or successor General Partner pursuant to Section 7.2 hereof shall not be deemed to be the withdrawal, dissolution or removal of the General Partner.
(b)       Following the occurrence of an Event of Bankruptcy as to a General Partner (and its removal pursuant to Section 7.4(a) hereof) or the death, withdrawal, removal or dissolution of a General Partner (except that, if a General Partner is on the date of such occurrence a partnership, the withdrawal, death, dissolution, Event of Bankruptcy as to, or removal of a partner in, such partnership shall be deemed not to be a dissolution of such General Partner if the business of such General Partner is continued by the remaining partner or partners), the Limited Partners, within ninety (90) days after such occurrence, may elect to continue the business of the Partnership for the balance of the term specified in Section 2.4 hereof by selecting, subject to Section 7.2 hereof and any other provisions of this Agreement, a substitute General Partner by consent of a majority in interest of the Limited Partners. If the Limited Partners elect to continue the business of the Partnership and admit a substitute General Partner, the relationship with the Partners and of any Person who has acquired an interest of a Partner in the Partnership shall be governed by this Agreement.

7.4.       Removal of a General Partner.
(a)       Upon the occurrence of an Event of Bankruptcy as to, or the dissolution of, a General Partner, such General Partner shall be deemed to be removed automatically; provided, however, that if a General Partner is on the date of such occurrence a partnership, the withdrawal, death, dissolution, Event of Bankruptcy as to or removal of a partner in such partnership shall be deemed not to be a dissolution of the General Partner if the business of such General Partner is continued by the remaining partner or partners. The Limited Partners may not remove the General Partner, with or without cause.
(b)         If a General Partner has been removed pursuant to this Section 7.4 and the Partnership is continued pursuant to Section 7.3 hereof, such General Partner shall promptly transfer and assign its General Partnership Interest in the Partnership to the substitute General Partner approved by a majority in interest of the Limited Partners in accordance with Section 7.3(b) hereof and otherwise admitted to the Partnership in accordance with Section 7.2 hereof. At the time of assignment, the removed General Partner shall be entitled to receive from the substitute General Partner the fair market value of the General Partnership Interest of such removed General Partner as reduced by any damages caused to the Partnership by such General Partner. Such fair market value shall be determined by an appraiser mutually agreed upon by the General Partner and a majority in interest of the Limited Partners within ten (10) days following the removal of the General Partner. In the event that the parties are unable to agree upon an appraiser, the removed General Partner and a majority in interest of the Limited Partners each shall select an appraiser. Each such appraiser shall complete an appraisal of the fair market value of the removed General Partner’s General Partnership Interest within thirty (30) days of the General Partner’s removal, and the fair market value of the removed General Partner’s General Partnership Interest shall be the average of the two appraisals; provided, however, that if the higher appraisal exceeds the lower appraisal by more than twenty percent (20%) of the amount of the lower appraisal, the two (2) appraisers, no later than forty (40) days after the removal of the General Partner, shall select a third (3rd) appraiser who shall complete an appraisal of the fair market value of the removed General Partner’s General Partnership Interest no later than sixty (60) days after the removal of the General Partner. In such case, the fair market value of the removed General Partner’s General Partnership Interest shall be the average of the two appraisals closest in value.
(c)         The General Partnership Interest of a removed General Partner, during the time after default until transfer under Section 7.4(b), shall be converted to that of a special Limited Partner; provided, however, such removed General Partner shall not have any rights to participate in the management and affairs of the Partnership, and shall not be entitled to any portion of the income, expense, profit, gain or loss allocations or cash distributions allocable or payable, as the case may be, to the Limited Partners. Instead, such removed General Partner shall receive and be entitled only to retain distributions or allocations of such items that it would have been entitled to receive in its capacity as General Partner, until the transfer is effective pursuant to Section 7.4(b).
(d)        All Partners shall have given and hereby do give such consents, shall take such actions and shall execute such documents as shall be legally necessary and sufficient to effect all the foregoing provisions of this Section.
ARTICLE 8
RIGHTS AND OBLIGATIONS OF THE LIMITED PARTNERS
8.1.       Management of the Partnership. The Limited Partners shall not participate in the management or control of Partnership business nor shall they transact any business for the Partnership, nor shall they have the power to sign for or bind the Partnership, such powers being vested solely and exclusively in the General Partner.

8.2.       Power of Attorney. Each Limited Partner hereby irrevocably appoints the General Partner its true and lawful attorney-in-fact, who may act for each Limited Partner and in its name, place and stead, and for its use and benefit, to sign, acknowledge, swear to, deliver, file or record, at the appropriate public offices, any and all documents, certificates, and instruments as may be deemed necessary or desirable by the General Partner to carry out fully the provisions of this Agreement and the Act in accordance with their terms, which power of attorney is coupled with an interest and shall survive the death, dissolution or legal incapacity of the Limited Partner, or the transfer by the Limited Partner of any part or all of its Partnership Interest.
8.3.      Limitation on Liability of Limited Partners. No Limited Partner shall be liable for any debts, liabilities, contracts or obligations of the Partnership. A Limited Partner shall be liable to the Partnership only to make payments of its Capital Contribution, if any, as and when due hereunder. After its Capital Contribution is fully paid, no Limited Partner shall, except as otherwise required by the Act, be required to make any further Capital Contributions or other payments or lend any funds to the Partnership.
8.4.       Exchange Right.
(a)         Subject to Sections 8.4(b), 8.4(c), 8.4(d), and 8.4(e) and the provisions of any agreements between the Partnership and one or more holders of Common Units with respect to Common Units held by them (including, without limitation, Annex B), each holder of Common Units shall have the right (the “Exchange Right”) to require the Partnership to redeem on a Specified Exchange Date all or a portion of the Common Units held by such Limited Partner at an exchange price equal to and in the form of the Cash Amount to be paid by the Partnership, provided that such Common Units shall have been outstanding for at least one year (inclusive of any Partner’s holding period for any Class X Units converted into Class C Units). The Exchange Right shall be exercised pursuant to a Notice of Exchange delivered to the Partnership (with a copy to the General Partner) by the Limited Partner who is exercising the Exchange Right (the “Exchanging Partner”); provided, however, that the Partnership shall not be obligated to satisfy such Exchange Right if the General Partner elects to purchase the Common Units subject to the Notice of Exchange pursuant to Section 8.4(b); and provided, further, that no holder of Common Units may deliver more than two (2) Notices of Exchange during each calendar year. A Limited Partner may not exercise the Exchange Right for less than 1,000 Common Units or, if such Limited Partner holds less than 1,000 Common Units, all of the Common Units held by such Partner. The Exchanging Partner shall have no right, with respect to any Common Units so exchanged, to receive any distribution paid with respect to Common Units if the record date for such distribution is on or after the Specified Exchange Date. The class of Common Units to be redeemed from the Exchanging Partner shall be designated on the Notice of Exchange.  For the avoidance of doubt, the Exchange Right shall not apply to Class X Units, it being understood that the Class X Units must convert to Class C Units in accordance with the terms of Annex B prior to exercising the Exchange Right.
(b)        Notwithstanding the provisions of Section 8.4(a), a Limited Partner that exercises the Exchange Right shall be deemed to have offered to sell the Common Units described in the Notice of Exchange to the General Partner, and the General Partner may, in its sole and absolute discretion, elect to purchase directly and acquire such Common Units by paying to the Exchanging Partner either the Cash Amount or the REIT Shares Amount, as elected by the General Partner (in its sole and absolute discretion), on the Specified Exchange Date, whereupon the General Partner shall acquire the Common Units offered for exchange by the Exchanging Partner and shall be treated for all purposes of this Agreement as the owner of such Common Units. Without limiting the foregoing, if the General Partner elects to purchase such Common Units by paying the REIT Shares Amount to the Exchanging Partner, the General Partner shall purchase such Common Units (in each case, if eligible) in exchange for Class C REIT Shares.  If the General Partner shall elect to exercise its right to purchase Common Units under this Section 8.4(b) with respect to a Notice of Exchange, it shall so notify the Exchanging Partner within five (5) Business Days after the receipt by the General Partner of such Notice of Exchange. Unless the General Partner (in its sole and absolute discretion) shall exercise its right to purchase Common Units from the Exchanging Partner pursuant to this Section 8.4(b), the General Partner shall have no obligation to the Exchanging Partner or the Partnership with respect to the Exchanging Partner’s exercise of the Exchange Right. In the event the General Partner shall exercise its right to purchase Common Units with respect to the exercise of an Exchange Right in the manner described in the first sentence of this Section 8.4(b), the Partnership shall have no obligation to pay any amount to the Exchanging Partner with respect to such Exchanging Partner’s exercise of such Exchange Right, and each of the Exchanging Partner, the Partnership, and the General Partner shall treat any such transaction between the General Partner and the Exchanging Partner for U.S. federal income tax purposes as a sale of the Exchanging Partner’s Common Units to the General Partner. Each Exchanging Partner agrees to execute such documents as the General Partner may reasonably require in connection with the issuance of REIT Shares upon exercise of the Exchange Right.

(c)        Notwithstanding the provisions of Section 8.4(a) and 8.4(b), a Limited Partner shall not be entitled to exercise the Exchange Right if the delivery of REIT Shares to such Partner on the Specified Exchange Date by the General Partner pursuant to Section 8.4(b) (regardless of whether or not the General Partner would in fact exercise its rights under Section 8.4(b)) would (i) result in such Partner or any other person owning, directly or indirectly, REIT Shares in excess of the Ownership Limit (as defined in the Articles of Incorporation and calculated in accordance therewith), except as provided in the Articles of Incorporation, (ii) result in REIT Shares being owned by fewer than 100 persons (determined without reference to any rules of attribution), except as provided in the Articles of Incorporation, (iii) result in the General Partner being “closely held” within the meaning of Section 856(h) of the Code, (iv) cause the General Partner to own, directly or constructively, nine and nine-tenths percent (9.9%) or more of the ownership interests in a tenant within the meaning of Section 856(d)(2)(B) of the Code, (v) cause the General Partner to be treated as a “successor corporation” to Rich Uncles Real Estate Investment Trust I, an unincorporated California association, within the meaning of Section 856(g)(3) of the Code, or (vi) adversely affect the ability of the General Partner to continue to qualify as a REIT or subject the General Partner to any additional taxes under Section 857 or Section 4981 of the Code. The General Partner, in its sole and absolute discretion, may waive the restriction on exchange set forth in this Section 8.4(c).
(d)         Any Cash Amount to be paid to an Exchanging Partner pursuant to this Section 8.4 shall be paid on the Specified Exchange Date; provided, however, that the General Partner may elect to cause the Specified Exchange Date to be delayed for up to an additional one hundred eighty (180) days to the extent required for the General Partner to cause the Partnership to generate necessary cash from operations (including, without limitation, through sales of assets or the incurrence of debt) or additional REIT Shares to be issued to provide financing to be used to make such payment of the Cash Amount. Notwithstanding the foregoing, the General Partner agrees to use commercially reasonable efforts to cause the closing of the acquisition of exchanged Common Units hereunder to occur as quickly as reasonably possible.
(e)        Notwithstanding any other provision of this Agreement, the General Partner shall be entitled to place appropriate restrictions on the ability of the Limited Partners to exercise their Exchange Rights as and if deemed necessary or advisable to further ensure that the Partnership does not constitute a “publicly traded partnership” under section 7704 of the Code. If and when the General Partner determines that imposing such restrictions is necessary, the General Partner shall give prompt written notice thereof to each of the Limited Partners.
(f)         Each Limited Partner covenants and agrees with the General Partner that all Common Units delivered for exchange shall be delivered to the Partnership or the General Partner, as the case may be, free and clear of all liens; and, notwithstanding anything contained herein to the contrary, neither the General Partner nor the Partnership shall be under any obligation to acquire Common Units which are or may be subject to any liens. Each Limited Partner further agrees that, if any state or local property transfer tax is payable as a result of the transfer of its Common Units to the Partnership or the General Partner, such Limited Partner shall assume and pay such transfer tax.

8.5.       Minimum Ownership Requirement. Notwithstanding anything to the contrary set forth in this Agreement, each Limited Partner shall be required to hold a minimum of 10,000 Common Units (the “Minimum Ownership Requirement”). If a Limited Partner holds less than the Minimum Ownership Requirement but more than 100 Common Units, the General Partner may, in its sole discretion, cause such Limited Partner’s Common Units to be exchanged for the REIT Shares Amount. If such Limited Partner owns less than 100 Common Units, the General Partner may cause such Limited Partner’s Common Units to be exchanged for the Cash Amount.
ARTICLE 9
TRANSFERS OF LIMITED PARTNERSHIP INTERESTS
9.1.       Purchase for Investment.
(a)         Each Limited Partner hereby represents and warrants to the General Partner and to the Partnership that the acquisition of its Partnership Interests is made as a principal for its account for investment purposes only and not with a view to the resale or distribution of such Partnership Interest.
(b)        Each Limited Partner agrees that it will not sell, assign or otherwise transfer its Partnership Interest or any fraction thereof, whether voluntarily or by operation of law or at judicial sale or otherwise, to any Person who does not make the representations and warranties to the General Partner set forth in Section 9.1(a) above and similarly agree not to sell, assign or transfer such Partnership Interest or fraction thereof to any Person who does not similarly represent, warrant and agree.
9.2.       Restrictions on Transfer of Limited Partnership Interests.
(a)          Subject to the provisions of 9.2(b), (c) and (d), no Limited Partner may offer, sell, assign, hypothecate, pledge or otherwise transfer all or any portion of its Limited Partnership Interest, or any of such Limited Partner’s economic rights as a Limited Partner, whether voluntarily or by operation of law or at judicial sale or otherwise (collectively, a “Transfer”) without the consent of the General Partner, which consent may be granted or withheld in its sole and absolute discretion. Any such purported transfer undertaken without such consent shall be considered to be null and void ab initio and shall not be given effect. The General Partner may require, as a condition of any Transfer to which it consents, that the transferor assume all costs incurred by the Partnership in connection therewith.
(b)          No Limited Partner may withdraw from the Partnership other than as a result of a permitted Transfer (i.e., a Transfer consented to as contemplated by clause (a) above or clause (c) below or a Transfer pursuant to Section 9.5 below) of all of its Partnership Units pursuant to this Article 9 or pursuant to an exchange of all of its Common Units pursuant to Section 8.4. Upon the permitted Transfer or redemption of all of a Limited Partner’s Partnership Interest, such Limited Partner shall cease to be a Limited Partner.
(c)         Subject to 9.2(d), (e) and (f) below, a Limited Partner may Transfer, with the consent of the General Partner, all or a portion of its Partnership Units to (i) a parent or parent’s spouse, natural or adopted descendant or descendants, spouse of such descendant, or brother or sister, or a trust created by such Limited Partner for the benefit of such Limited Partner and/or any such Person(s), of which trust such Limited Partner or any such Person(s) is a trustee, (ii) a corporation controlled by a Person or Persons named in (i) above, or (iii) if the Limited Partner is an entity, its beneficial owners.

(d)        No Limited Partner may effect a Transfer of its Limited Partnership Interest, in whole or in part, if, in the opinion of legal counsel for the Partnership, such proposed Transfer would otherwise violate any applicable federal or state securities or blue sky law (including investment suitability standards).
(e)       No Transfer by a Limited Partner of its Partnership Units, in whole or in part, may be made to any Person if (i) in the opinion of legal counsel for the Partnership, the transfer would result in the Partnership’s being treated as an association taxable as a corporation (other than a qualified REIT subsidiary within the meaning of Section 856(i) of the Code), (ii) in the opinion of legal counsel for the Partnership, it would adversely affect the ability of the General Partner to continue to qualify as a REIT or subject the General Partner to any additional taxes under Section 857 or Section 4981 of the Code, (iii) in the opinion of legal counsel for the Partnership, the transfer would cause the General Partner to be treated as a “successor corporation” to Rich Uncles Real Estate Investment Trust I, an unincorporated California association, within the meaning of Section 856(g)(3) of the Code or (iv) such transfer is effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code.
(f)        No transfer of any Partnership Units may be made to a lender to the Partnership or any Person who is related (within the meaning of Regulations Section 1.752-4(b)) to any lender to the Partnership whose loan constitutes a nonrecourse liability (within the meaning of Regulations Section 1.752-1(a)(2)), without the consent of the General Partner, which may be withheld in its sole and absolute discretion, provided that as a condition to such consent the lender will be required to enter into an arrangement with the Partnership and the General Partner to exchange or redeem for the Cash Amount any Partnership Units in which a security interest is held simultaneously with the time at which such lender would be deemed to be a partner in the Partnership for purposes of allocating liabilities to such lender under Section 752 of the Code.
(g)       Any Transfer in contravention of any of the provisions of this Article 9 shall be void and ineffectual and shall not be binding upon, or recognized by, the Partnership.
(h)       Prior to the consummation of any Transfer under this Article 9, the transferor and/or the transferee shall deliver to the General Partner such opinions, certificates and other documents as the General Partner shall request in connection with such Transfer.
9.3.       Admission of Substitute Limited Partner.
(a)         Subject to the other provisions of this Article 9, an assignee of the Limited Partnership Interest of a Limited Partner (which shall be understood to include any purchaser, transferee, donee, or other recipient of any disposition of such Limited Partnership Interest) shall be deemed admitted as a Limited Partner of the Partnership only with the consent of the General Partner and upon the satisfactory completion of the following:
(i)          The assignee shall have accepted and agreed to be bound by the terms and provisions of this Agreement by executing a counterpart or an amendment thereof and such other documents or instruments as the General Partner may require in order to effect the admission of such Person as a Limited Partner.
(ii)         To the extent required, an amended Certificate evidencing the admission of such Person as a Limited Partner shall have been signed, acknowledged and filed for record in accordance with the Act.
(iii)        The assignee shall have delivered a letter containing the representation set forth in Section 9.1(a) hereof and the agreement set forth in Section 9.1(b) hereof.

(iv)        If the assignee is a corporation, partnership or trust, the assignee shall have provided the General Partner with evidence satisfactory to counsel for the Partnership of the assignee’s authority to become a Limited Partner under the terms and provisions of this Agreement.
(v)          The assignee shall have executed a power of attorney containing the terms and provisions set forth in Section 8.2 hereof.
(vi)       The assignee shall have paid all legal fees and other expenses of the Partnership and the General Partner and filing and publication costs in connection with its substitution as a Limited Partner.
(vii)       The assignee has obtained the prior written consent of the General Partner to its admission as a Substitute Limited Partner, which consent may be given or denied in the exercise of the General Partner’s sole and absolute discretion.
(b)       For the purpose of allocating Profits and Losses and distributing cash received by the Partnership, a Substitute Limited Partner shall be treated as having become, and appearing in the records of the Partnership as, a Partner upon the filing of the Certificate described in Section 9.3(a)(ii) hereof or, if no such filing is required, the later of the date specified in the transfer documents or the date on which the General Partner has received all necessary instruments of transfer and substitution.
(c)         The General Partner shall cooperate with the Person seeking to become a Substitute Limited Partner by preparing the documentation required by this Section and making all official filings and publications. The Partnership shall take all such action as promptly as practicable after the satisfaction of the conditions in this Article 9 to the admission of such Person as a Limited Partner of the Partnership.
(d)        Upon the admission of a Substitute Limited Partner, the General Partner shall update the Partner Registry in the books and records of the Partnership as it deems necessary to reflect such admission in the Partner Registry.
9.4.       Rights of Assignees of Partnership Interests.
(a)       Subject to the provisions of Sections 9.1 and 9.2 hereof, except as required by operation of law, the Partnership shall not be obligated for any purposes whatsoever to recognize the assignment by any Limited Partner of its Partnership Interest until the Partnership has received notice thereof.
(b)        Any Person who is the assignee of all or any portion of a Limited Partner’s Limited Partnership Interest but does not become a Substitute Limited Partner and desires to make a further assignment of such Limited Partnership Interest, shall be subject to all the provisions of this Article 9 to the same extent and in the same manner as any Limited Partner desiring to make an assignment of its Limited Partnership Interest.
9.5.      Effect of Bankruptcy, Death, Incompetence or Termination of a Limited Partner. The occurrence of an Event of Bankruptcy as to a Limited Partner, the death of a Limited Partner or a final adjudication that a Limited Partner is incompetent (which term shall include, but not be limited to, insanity) shall not cause the termination or dissolution of the Partnership, and the business of the Partnership shall continue if an order for relief in a bankruptcy proceeding is entered against a Limited Partner, the trustee or receiver of his estate or, if he dies, his executor, administrator or trustee, or, if he is finally adjudicated incompetent, his committee, guardian or conservator, shall have the rights of such Limited Partner for the purpose of settling or managing his estate property and such power as the bankrupt, deceased or incompetent Limited Partner possessed to assign all or any part of his Partnership Interest and to join with the assignee in satisfying conditions precedent to the admission of the assignee as a Substitute Limited Partner.

9.6.       Joint Ownership of Interests. A Partnership Interest may be acquired by two individuals as joint tenants with right of survivorship, provided that such individuals either are married or are related and share the same home as tenants in common. The written consent or vote of both owners of any such jointly held Partnership Interest shall be required to constitute the action of the owners of such Partnership Interest; provided, however, that the written consent of only one joint owner will be required if the Partnership has been provided with evidence satisfactory to the counsel for the Partnership that the actions of a single joint owner can bind both owners under the applicable laws of the state of residence of such joint owners. Upon the death of one owner of a Partnership Interest held in a joint tenancy with a right of survivorship, the Partnership Interest shall become owned solely by the survivor as a Limited Partner and not as an assignee. The Partnership need not recognize the death of one of the owners of a jointly-held Partnership Interest until it shall have received notice of such death. Upon notice to the General Partner from either owner, the General Partner shall cause the Partnership Interest to be divided into two equal Partnership Interests, which shall thereafter be owned separately by each of the former owners.
9.7.      Redemption of Partnership Units. The General Partner will cause the Partnership to redeem Partnership Units, to the extent it shall have legally available funds therefor, at any time the General Partner redeems shares of capital stock in itself. The number and class or series of Partnership Units redeemed and the redemption price shall equal the number (multiplied by the Conversion Factor) of shares of capital stock the General Partner redeems and the redemption price at which the General Partner redeems such shares, respectively.
ARTICLE 10
BOOKS AND RECORDS; ACCOUNTING; TAX MATTERS
10.1.    Books and Records. At all times during the continuance of the Partnership, the Partners shall keep or cause to be kept at the Partnership’s specified office true and complete books of account in accordance with generally accepted accounting principles, including: (a) a current list of the full name and last known business address of each Partner, (b) a copy of the Certificate of Limited Partnership and all certificates of amendment thereto, (c) copies of the Partnership’s federal, state and local income tax returns and reports, (d) copies of this Agreement and amendments thereto and any financial statements of the Partnership for the three most recent years and (e) all documents and information required under the Act. Any Partner or its duly authorized representative, upon paying the costs of collection, duplication and mailing, shall be entitled to inspect or copy such records during ordinary business hours.
10.2.     Custody of Partnership Funds; Bank Accounts.
(a)        All funds of the Partnership not otherwise invested shall be deposited in one or more accounts maintained in such banking or brokerage institutions as the General Partner shall determine, and withdrawals shall be made only on such signature or signatures as the General Partner may, from time to time, determine.
(b)       All deposits and other funds not needed in the operation of the business of the Partnership may be invested by the General Partner in investment grade instruments (or investment companies whose portfolio consists primarily thereof), government obligations, certificates of deposit, bankers’ acceptances and municipal notes and bonds. The funds of the Partnership shall not be commingled with the funds of any other Person except for such commingling as may necessarily result from an investment in those investment companies permitted by this Section 10.2(b).

10.3.     Fiscal and Taxable Year. The fiscal and taxable year of the Partnership shall be the calendar year.
10.4.    Annual Tax Information and Report. The General Partner shall furnish to each person who was a Limited Partner at any time during such year the tax information necessary to file such Limited Partner’s individual tax returns as shall be reasonably required by law.
10.5.     Partnership Representative; Tax Elections; Special Basis Adjustments.
(a)        The General Partner is hereby designated as the “partnership representative” of the Partnership within the meaning of Section 6223(a) of the Code.  If any state or local tax law provides for a partnership representative or person having similar rights, powers, authority or obligations, the person designated above shall also serve in such capacity (in any such federal, state or local capacity, the “Partnership Representative”).  The General Partner may name a replacement Partnership Representative at any time; provided, however, that the designated Partnership Representative shall serve as the Partnership Representative until resignation, death, incapacity, or removal.  In such capacity, the Partnership Representative shall have all of the rights, authority and power, and shall be subject to all of the obligations, of a partnership representative to the extent provided in the Code and the Regulations, and the Partners hereby agree to be bound by any actions taken by the Partnership Representative in such capacity.  The Partnership Representative shall represent the Partnership in all tax matters to the extent allowed by law.  Without limiting the foregoing, the Partnership Representative is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith.  Any decisions made by the Partnership Representative, including, without limitation, whether or not to settle or contest any tax matter, and the choice of forum for any such contest, and whether or not to extend the period of limitations for the assessment or collection of any tax, shall be made in the Partnership Representative’s sole discretion.  The Partnership Representative (i) shall have the sole authority to make any elections on behalf of the Partnership permitted to be made pursuant to the Code or the Regulations promulgated thereunder and (ii) may, in its sole discretion, make an election on behalf of the Partnership under Sections 6221(b) or 6226 of the Code as in effect for the first fiscal year beginning on or after January 1, 2019 and thereafter, (iii) may request a modification to any assessment of an imputed underpayment, including a modification for any Partner who is a real estate investment trust or regulated investment company as defined in Sections 586 and 851, respectively, based on such Partner making a deficiency dividend pursuant to Section 860 and a modification based on the tax-exempt status of a reviewed year Partner, and (iv) may take all actions the Partnership Representative deems necessary or appropriate in connection with the foregoing.  The Partnership Representative and any individual who has been appointed as a designated individual with respect to the Partnership Representative in accordance with Treasury Regulations Section 301.6223-1(b)(3)(ii) (“Designated Individual”) shall be reimbursed and indemnified by the Partnership for all claims, liabilities, losses, costs, damages and expenses, and for reasonable legal and accounting fees, incurred in connection with the performance of its duties as Partnership Representative or Designated Individual, as applicable, in accordance with the terms hereof, unless the actions of the Partnership Representative or the Designated Individual, as applicable constitute gross negligence or intentional misconduct.

(b)         Each Partner hereby covenants to cooperate with the Partnership Representative and to do or refrain from doing any or all things reasonably requested by the Partnership Representative with respect to examinations of the Partnership’s affairs by tax authorities (including, without limitation, promptly filing amended tax returns and promptly paying any related taxes, including penalties and interest) and shall provide promptly and update as necessary at any times requested by the Partnership Representative, all information, documents, self-certifications, tax identification numbers, tax forms, and verifications thereof, that the Partnership Representative deems necessary in connection with (1) any information required for the Partnership to determine the application of Sections 6221-6235 of the Code to the Partnership; (2) an election by the Partnership under Section 6221(b) or 6226 of the Code, and (3) an audit or a final adjustment of the Partnership by a tax authority.  The Partnership and the Partners hereby agree and acknowledge that (i) the actions of the Partnership Representative in connection with examinations of the Partnership’s affairs by tax authorities shall be binding on the Partnership and the Partners; and (ii) neither the Partnership nor the Partners have any right to contact the IRS with respect to an examination of the Partnership or participate in an audit of the Partnership or proceedings under Sections 6221-6235 of the Code.
(c)        The Partners acknowledge that the Partnership intends to elect the application of Section 6221(b) of the Code (the “Opt-out Election”) for its first taxable year beginning on or after January 1, 2019 and for each Fiscal Year thereafter.  If the Partnership is not eligible to make such election, the Partners acknowledge that the Partnership intends to elect the application of Section 6226 of the Code (the “Push-out Election”) for its first taxable year beginning on or after January 1, 2019 and for each Fiscal Year thereafter.  This acknowledgement applies to each Partner whether or not the Partner owns a Partnership Interest in both the reviewed year and the year of the tax adjustment.  If the Partnership elects the application of Section 6226 of the Code, the Partners shall take into account and report to the IRS (or any other applicable tax authority) any adjustment to their tax items for the reviewed year of which they are notified by the Partnership in a written statement, in the manner provided in Section 6226(b), whether or not the Partner owns a Partnership Interest at such time.  Any Partner that fails to report its share of such adjustments on its tax return, shall indemnify and hold harmless the Partnership, the General Partner, the Partnership Representative, and each of their Affiliates from and against any and all liabilities related to taxes (including penalties and interest) imposed on the Partnership as a result of the Partner’s failure.  In addition, each Partner shall indemnify and hold the Partnership, the General Partner, the Partnership Representative, and each of their Affiliates harmless from and against any and all liabilities related to taxes (including penalties and interest) imposed on the Partnership (i) pursuant to Section 6221 of the Code, which liabilities relate to adjustments that would have been made to the tax items allocated to such Partner had such adjustments been made for a tax year beginning prior to January 1, 2019 (and assuming that the Partnership had not made an election to have Section 6221 of the Code apply for such earlier tax years) and (ii) resulting from or attributable to such Partner’s failure to comply with the preceding subsection (b) or this subsection (c).  Each Partner acknowledges and agrees that no Partner shall have any claim against the Partnership, the General Partner, the Partnership Representative, or any of their Affiliates for any tax, penalties or interest resulting from the Partnership’s election under Section 6226 of the Code.
(d)       If the Partnership does not make an election under Section 6226 of the Code, the amount of any imputed underpayment assessed upon the Partnership, pursuant to Code Section 6232, attributable to a Partner (or former Partner), as reasonably determined by the Partnership Representative, shall be treated as a withholding tax with respect to such Partner.  To the extent any portion of such imputed underpayment cannot be withheld from a current distribution, any such Partner (or former Partner) shall be liable to the Partnership for the amount that cannot be withheld and agrees to pay such amount to the Partnership. Any such amount withheld, or any such payment shall not be treated as a Capital Contribution for purposes of any provision herein that affects distributions to the Partners and any amount not paid by any such Partner (or former Partner) at the time reasonably requested by the Partnership Representative shall accrue interest at the rate set by the IRS for the underpayment of federal taxes, compounded quarterly, until paid.
(e)        The provisions of this Section 10 shall survive the termination of the Partnership, the termination of this Agreement and, with respect to any Partner, the transfer or assignment of any portion of such Partner’s Partnership Interest.

(f)         The Partnership Representative shall use commercially reasonable efforts to keep the Partners reasonably informed as to the status of any tax investigations, audits, lawsuits or other judicial or administrative tax proceedings and shall promptly copy all other Partners on any correspondence to or from the IRS or applicable state, local or foreign tax authority relating to such proceedings.  The Partnership Representative shall inform the IRS, as promptly as possible upon the commencement of any examination or proceeding, of the tax-exempt status of any Partners and shall take any actions or refrain from taking any action to the extent necessary to preserve the tax-exempt status of such Partners and shall afford such Partners tax-free treatment, to the extent permissible under the Code. The Partnership Representative has an obligation to perform its duties as the Partnership Representative in good faith and in such manner as will serve the best interests of the Partnership and all of the Partners.
(g)         The Partnership shall elect to deduct expenses, if any, incurred by it in organizing the Partnership as provided in Section 709 of the Code.
10.6.      Reports Made Available to Limited Partners.
(a)        As soon as practicable after the close of each fiscal quarter (other than the last quarter of the fiscal year), upon written request by a Limited Partner to the General Partner, the General Partner will make available, without cost, to each Limited Partner a quarterly report containing financial statements of the Partnership, or of the General Partner if such statements are prepared solely on a consolidated basis with the General Partner, for such fiscal quarter, presented in accordance with generally accepted accounting principles. As soon as practicable after the close of each fiscal year, upon written request by a Limited Partner to the General Partner, the General Partner will make available, without cost, to each Limited Partner an annual report containing financial statements of the Partnership, or of the General Partner if such statements are prepared solely on a consolidated basis with the General Partner, for such fiscal year, presented in accordance with generally accepted accounting principles. Notwithstanding the foregoing, the General Partner may satisfy its obligations under this Section 10.6(a) by filing the reports specified in this Section 10.6(a) with the SEC.
(b)        Any Partner shall further have the right to a private audit of the books and records of the Partnership at the expense of such Partner, provided such audit is made for Partnership purposes and is made during normal business hours.
ARTICLE 11
AMENDMENT OF AGREEMENT; MERGER
The General Partner’s consent shall be required for any amendment to this Agreement. The General Partner, without the consent of the Limited Partners, may amend this Agreement in any respect (including, without limitation, in connection with the adoption of one or more equity compensation arrangements or plans and the authorization, creation, designation and issuance of one or more classes or series of equity securities in connection therewith or otherwise) or merge or consolidate the Partnership with or into any other partnership or business entity (as defined in Section 17-211 of the Act) in a transaction pursuant to Section 7.1(b), (c) or (d) hereof; provided, however, that the following amendments and any other merger or consolidation of the Partnership shall require the consent of the General Partner and holders of a majority of the Common Units:
(a)         any amendment affecting the operation of the Conversion Factor or the Exchange Right (except as provided in Section 8.4(d) or 7.1(c)) in a manner adverse to the Limited Partners;
(b)         any amendment that would adversely affect the rights of the Limited Partners to receive the distributions payable to them hereunder, other than with respect to the issuance of additional Partnership Interests pursuant to Section 4.2 hereof;

(c)        any amendment that would alter the Partnership’s allocations of Profit and Loss to the Limited Partners, other than with respect to the issuance of additional Partnership Interests pursuant to Section 4.2 hereof; or
(d)         any amendment that would impose on the Limited Partners any obligation to make additional Capital Contributions to the Partnership.
Notwithstanding anything in this Article 11 or elsewhere in this Agreement to the contrary, any amendment and restatement of the Partner Registry by the General Partner to reflect events or changes otherwise authorized or permitted by this Agreement shall not be deemed an amendment of this Agreement and may be done at any time and from time to time, as determined by the General Partner without the consent of the Limited Partners and without any notice requirement.
ARTICLE 12
GENERAL PROVISIONS
12.1.     Notices. All communications required or permitted under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or upon deposit in the United States mail, registered, postage prepaid return receipt requested, to the Partners at the addresses set forth in the Partner Registry; provided, however, that any Partner may specify a different address by notifying the General Partner in writing of such different address. Notices to the Partnership shall be delivered at or mailed to its specified office.
12.2.     Survival of Rights. Subject to the provisions hereof limiting transfers, this Agreement shall be binding upon and inure to the benefit of the Partners and the Partnership and their respective legal representatives, successors, transferees and assigns.
12.3.     Additional Documents. Each Partner agrees to perform all further acts and execute, swear to, acknowledge and deliver all further documents which may be reasonable, necessary, appropriate or desirable to carry out the provisions of this Agreement or the Act.
12.4.    Severability. If any provision of this Agreement shall be declared illegal, invalid, or unenforceable in any jurisdiction, then such provision shall be deemed to be severable from this Agreement (to the extent permitted by law) and in any event such illegality, invalidity or unenforceability shall not affect the remainder hereof.
12.5.     Entire Agreement. This Agreement and exhibits attached hereto constitute the entire Agreement of the Partners and supersede all prior written agreements and prior and contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof.
12.6.    Pronouns and Plurals. When the context in which words are used in the Agreement indicates that such is the intent, words in the singular number shall include the plural and the masculine gender shall include the neuter or female gender as the context may require.
12.7.    Headings. The Article headings or sections in this Agreement are for convenience only and shall not be used in construing the scope of this Agreement or any particular Article.
12.8.     Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one and the same instrument binding on all parties hereto, notwithstanding that all parties shall not have signed the same counterpart.

12.9.     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware; provided, however, that causes of action for violations of federal or state securities laws shall not be governed by this Section 12.9.
[Signatures appear on next page.]

IN WITNESS WHEREOF, the parties hereto have hereunder affixed their signatures to this Fourth Amended and Restated Limited Partnership Agreement, all as of the 3rd day of February, 2025.
GENERAL PARTNER:

MODIV INDUSTRIAL, INC.

By:	/s/ AARON S. HALFACRE
Name: Aaron S. Halfacre
Title: Chief Executive Officer

LIMITED PARTNERS:

By: Modiv Industrial, Inc., as attorney-in-fact for the Limited Partners whose names are set forth in the books and records of the Partnership

By:	/s/ AARON S. HALFACRE
Name: Aaron S. Halfacre
Title: Chief Executive Officer

Signature Page to Fourth Amended and Restated Limited Partnership Agreement of Modiv Operating Partnership, LP

EXHIBIT A
FORM OF PARTNER REGISTRY

Name and Address of Partner	Agreed Value of Capital Contribution	Number of Partnership Units	Class of Partnership Units	Percentage Interest
GENERAL PARTNER:
Modiv Industrial, Inc.	$
LIMITED PARTNERS:
[ ]
Total	$			100.00%

EXHIBIT B
NOTICE OF EXERCISE OF EXCHANGE RIGHT
In accordance with Section 8.4 of the Fourth Amended and Restated Limited Partnership Agreement (the “Agreement”) of Modiv Operating Partnership, LP, the undersigned hereby irrevocably (i) presents for exchange _____Class _____ Common Units in Modiv Operating Partnership, LP, in accordance with the terms of the Agreement and the Exchange Right referred to in Section 8.4 thereof, (ii) surrenders such Common Units and all right, title and interest therein, and (iii) directs that the Cash Amount or REIT Shares Amount (each as defined in the Agreement) as determined by the General Partner, deliverable upon exercise of the Exchange Right be delivered to the address specified below, and if REIT Shares (as defined in the Agreement) are to be delivered, such REIT Shares be registered or placed in the name(s) and at the address(es) specified below.
Dated:

(Name of Limited Partner)

(Signature of Limited Partner)

(Mailing Address)

(City) (State) (Zip Code)

ANNEX A

DESIGNATION OF THE SERIES A PREFERRED UNITS
OF
MODIV OPERATING PARTNERSHIP, LP

1.         Designation and Number. A series of Preferred Units (as defined below) of Modiv Operating Partnership, LP, a Delaware limited partnership (the “Partnership”), designated the “7.375% Series A Cumulative Redeemable Perpetual Preferred Units” (the “Series A Preferred Units”), is hereby established. The number of authorized Series A Preferred Units shall be 2,000,000.

2.         Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Fourth Amended and Restated Limited Partnership Agreement of Modiv Operating Partnership, LP (as now or hereafter amended, restated, modified, supplemented or replaced, the “Partnership Agreement”). The following defined terms used herein shall have the meanings specified below:

“Articles Supplementary” means the Articles Supplementary of the General Partner filed with the State Department of Assessments and Taxation of the State of Maryland on September 15, 2021, designating the terms, rights and preferences of the Series A Preferred Stock.

“Base Liquidation Preference” shall have the meaning provided in Section 6(a).

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

“Capital Gains Amount” shall have the meaning provided in Section 5(g).

“Change of Control” shall have the meaning provided in the Articles Supplementary.

 “Delisting Event” shall have the meaning provided in the Articles Supplementary.

“Distribution Record Date” shall have the meaning provided in Section 5(a).

“Junior Preferred Units” shall have the meaning provided in Section 4.

“Liquidating Distribution” shall have the meaning provided in Section 6(a).

“Parity Preferred Units” shall have the meaning provided in Section 4.

“Partnership” shall have the meaning provided in Section 1.

“Partnership Agreement” shall have the meaning provided in Section 2.

“Preferred Units” means all Partnership Units designated as preferred units by the General Partner from time to time in accordance with Section 4.2 of the Partnership Agreement.

“Redemption Date” shall have the meaning provided in Section 7(a).

“Senior Preferred Units” shall have the meaning provided in Section 4.

“Series A Preferred Return” shall have the meaning provided in Section 5(a).

“Series A Preferred Stock” shall have the meaning provided in the Articles Supplementary.

“Series A Preferred Unit Distribution Payment Date” shall have the meaning provided in Section 5(a).

“Series A Preferred Units” shall have the meaning provided in Section 1.

“Total Distributions” shall have the meaning provided in Section 5(g).

3.           Maturity. The Series A Preferred Units have no stated maturity and will not be subject to any sinking fund or mandatory redemption.

4.          Rank. In respect of rights to the payment of distributions and the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership, the Series A Preferred Units shall rank (a) senior to all classes or series of Common Units, the Class P Units, the Class R Units and any class or series of Preferred Units issued by the Partnership, the terms of which expressly provide that such units rank junior to the Series A Preferred Units with respect to distribution rights and rights upon the voluntary or involuntary liquidation, dissolution or winding up of the Partnership (the “Junior Preferred Units”); (b) on parity with any class or series of Preferred Units issued by the Partnership, the terms of which expressly provide that such units rank on parity with the Series A Preferred Units with respect to distribution rights and rights upon the voluntary or involuntary liquidation, dissolution or winding up of the Partnership (the “Parity Preferred Units”); and (c) junior to any class or series of Preferred Units issued by the Partnership, the terms of which expressly provide that such units rank senior to the Series A Preferred Units with respect to distribution rights and rights upon the voluntary or involuntary liquidation, dissolution or winding up of the Partnership (the “Senior Preferred Units”). The term “Preferred Units” does not include convertible or exchangeable debt securities of the Partnership, including convertible or exchangeable debt securities which will rank senior to the Series A Preferred Units prior to the conversion or exchange. The Series A Preferred Units will also rank junior in right or payment to the Partnership’s existing and future indebtedness. All of the Series A Preferred Units shall rank equally with one another and shall be identical in all respects.

5.           Distributions.

(a)          Subject to the preferential rights of holders of any class or series of Senior Preferred Units of the Partnership, the holders of Series A Preferred Units shall be entitled to receive, when, as and if authorized by the General Partner and declared by the Partnership, out of assets of the Partnership legally available for payment of distributions, cumulative cash distributions in the amount of $1.84375 per unit per year, which is equivalent to the rate of 7.375% of the Base Liquidation Preference (as defined below) per unit per year (the “Series A Preferred Return”). The Series A Preferred Return shall accrue and be cumulative from and including the date of original issue of any Series A Preferred Units and shall be payable quarterly in arrears, on or about the 15th day of each January, April, July and October of each year (or, if not a Business Day, the next succeeding business day, each a “Series A Preferred Unit Distribution Payment Date”) for the period ending on such Series A Preferred Unit Distribution Payment Date, commencing on January 15, 2022. The amount of any distribution payable on the Series A Preferred Units for any partial distribution period will be prorated and computed, and for any full distribution period will be computed, on the basis of twelve 30-day months and a 360-day year. Distributions will be payable in arrears to holders of record of the Series A Preferred Units as they appear on the records of the Partnership at the close of business on the applicable record date, which shall be the Series A Record Date (as defined in the Articles Supplementary), which is the close of business on the date set by the Board of Directors of the General Partner as the record date for the payment of dividends on Series A Preferred Stock (each, a “Distribution Record Date”).

Annex A-2

(b)         No distributions on the Series A Preferred Units shall be authorized by the General Partner or paid or declared and set apart for payment by the Partnership at such time as the terms and conditions of any agreement of the General Partner or the Partnership, including any agreement relating to the indebtedness of any of them, prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or if such authorization, payment or setting apart for payment shall be restricted or prohibited by law.

(c)        Notwithstanding anything to the contrary contained herein, the Series A Preferred Return will accrue whether or not distributions are authorized by the General Partner or declared by the Partnership. No interest or additional distributions shall be payable in respect of any accrued and unpaid Series A Preferred Return.

(d)       Except as provided in Section 5(e) below, no distributions shall be declared and paid or set apart for payment, and no other distribution of cash or other property may be declared and made, directly or indirectly, on or with respect to any Common Units, Class P Units, Class R Units, Parity Preferred Units or Junior Preferred Units of the Partnership (other than a distribution paid in units of, or options, warrants or rights to subscribe for or purchase units of, Common Units, Class P Units, Class R Units or Junior Preferred Units) for any period, nor shall units of any class or series of Common Units, Class P Units, Class R Units, Parity Preferred Units or Junior Preferred Units be redeemed (or any monies be paid to or made available for a sinking fund for the redemption of any such units of the Partnership), purchased or otherwise acquired (except (i) by conversion into or exchange for Common Units, Class P Units, Class R Units or Junior Preferred Units, (ii) for a redemption, purchase or acquisition of Common Units made for purposes of and in compliance with requirements of any incentive, benefit or stock purchase plan of the Partnership or any subsidiary thereto, (iii) for the acquisition of units corresponding with the acquisition of shares pursuant to the provisions of Section 6.5 of Article 6 of the Articles of Incorporation, and (iv) for purchases or acquisitions pursuant to a purchase or exchange offer made on the same terms to all holders of Series A Preferred Units and all holders of Parity Preferred Units), unless full cumulative distributions on the Series A Preferred Units for all past distribution periods shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment.

(e)        When cumulative distributions are not paid in full (or declared and a sum sufficient for such full payment is not set apart) on the Series A Preferred Units and any Parity Preferred Units, all distributions (other than (i) any acquisition of units corresponding with the acquisition of shares pursuant to the provisions of Section 6.5 of Article 6 of the Articles of Incorporation or (ii) a purchase or exchange pursuant to a purchase or exchange offer made on the same terms to all holders of Series A Preferred Units and all holders of Parity Preferred Units) declared on the Series A Preferred Units and any Parity Preferred Units shall be declared pro rata so that the amount of distributions declared per Series A Preferred Unit and such Parity Preferred Units shall in all cases bear to each other the same ratio that accrued distributions per Series A Preferred Unit and such Parity Preferred Units (which shall not include any accrual in respect of unpaid distributions on any Parity Preferred Units for prior distribution periods if such Parity Preferred Units do not have a cumulative distribution) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on Series A Preferred Units which may be in arrears.

(f)        Holders of Series A Preferred Units shall not be entitled to any distribution, whether payable in cash, property or units of the Partnership, in excess of the Series A Preferred Return on the Series A Preferred Units as provided above. Any distribution made on the Series A Preferred Units shall first be credited against the earliest accrued but unpaid Series A Preferred Return which remains payable.

Annex A-3

(g)          If, for any taxable year, the General Partner elects to designate as “capital gain dividends” (as defined in Section 857 of the Code) any portion (the “Capital Gains Amount”) of the total distributions not in excess of the General Partner’s earnings and profits (as determined for U.S. federal income tax purposes) paid or made available for such taxable year to holders of all classes and series of the General Partner’s stock (the “Total Distributions”), then the portion of the Capital Gains Amount that shall be allocable to holders of Series A Preferred Units shall be in the same proportion that the Total Distributions paid or made available to the holders of Series A Preferred Units for such taxable year bears to the Total Distributions for such taxable year made with respect to all classes or series of Partnership Units outstanding.

6.           Liquidation Preference.

(a)         Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership, after payment of or provision for the Partnership’s debts and liabilities and any other class or series of equity securities of the Partnership ranking, with respect to rights upon the Partnership’s voluntary or involuntary liquidation, dissolution or winding up, senior to the Series A Preferred Units and before any distribution or payment shall be made to the holders of any Common Units, Class P Units, Class R Units or Junior Preferred Units, the holders of the Series A Preferred Units then outstanding shall be entitled to be paid out of the assets of the Partnership legally available for distribution to its Partners a liquidation preference in cash of $25.00 per Series A Preferred Unit (the “Base Liquidation Preference”), plus an amount equal to any accrued and unpaid Series A Preferred Return to, but not including, the date of payment (together with the Base Liquidation Preference, the “Liquidating Distribution”).

(b)          If upon any such voluntary or involuntary liquidation, dissolution or winding up of the Partnership, the available assets of the Partnership are insufficient to pay the full amount of the Liquidating Distributions on all outstanding Series A Preferred Units and the corresponding amounts payable on all outstanding Parity Preferred Units, then the holders of Series A Preferred Units and Parity Preferred Units shall share ratably in any such distribution of assets in proportion to the full Liquidating Distributions to which they would otherwise be respectively entitled.

(c)          After payment of the full amount of the Liquidating Distributions to which they are entitled, holders of Series A Preferred Units will have no right or claim to any of the remaining assets of the Partnership.

(d)        For the avoidance of doubt, the consolidation, conversion or merger of the Partnership with or into any other person, corporation, trust or entity, or the sale, lease, transfer or conveyance of all or substantially all of the assets or business of the Partnership shall not be deemed to constitute a liquidation, dissolution or winding up of the affairs of the Partnership.

7.           Redemption.

(a)         If the General Partner elects to redeem any of shares of Series A Preferred Stock in accordance with the terms of the Articles Supplementary, the Partnership shall, on the date set for redemption of such shares of Series A Preferred Stock, redeem the number of Series A Preferred Units equal to the number of shares of Series A Preferred Stock for which the General Partner has given notice of redemption pursuant to Section 5 or Section 6, as applicable, of the Articles Supplementary, for cash at a redemption price of $25.00 per Series A Preferred Unit, plus all accrued and unpaid distributions (whether or not authorized or declared) thereon up to but not including the date fixed for redemption, without interest, to the extent the Partnership has funds legally available therefor.

Annex A-4

(b)        Notwithstanding anything to the contrary contained herein, the Partnership may redeem one Series A Preferred Unit for each share of Series A Preferred Stock purchased in the open market, through tender or by private agreement by the General Partner.

(c)         All Series A Preferred Units redeemed or otherwise acquired by the Partnership in any manner whatsoever shall be retired and reclassified as authorized but unissued Preferred Units, without designation as to class or series, and may thereafter be reissued as any class or series of Preferred Units in accordance with the applicable provisions of the Partnership Agreement.

(d)       Notwithstanding anything to the contrary contained herein, the Partnership may redeem Series A Preferred Units at any time in connection with any redemption by the General Partner of the Series A Preferred Stock.

8.           Delisting Event Distributions. In addition, upon the occurrence of a Delisting Event, the distributions rate specified in Section 5(a) hereof shall be increased on the day after the occurrence of the Delisting Event by 2.00% per annum to the rate of 9.375% of the Base Liquidation Preference per unit per year (equivalent to $2.34375 per unit per year) from and after the date of the Delisting Event. Following the cure of such Delisting Event, the distribution rate shall revert to the rate specified in Section 5(a) hereof.

9.           Voting Rights. Holders of the Series A Preferred Units will not have any voting rights.

10.         Conversion. The Series A Preferred Units are not convertible or exchangeable for any other property or securities, except as provided herein.

(a)          In the event that a holder of shares of Series A Preferred Stock exercises its right to convert such shares of Series A Preferred Stock into Class C REIT Shares in accordance with the terms of the Articles Supplementary, then, concurrently with any conversion that actually occurs pursuant to such exercise (i.e., such shares are not redeemed for cash prior thereto in accordance with the terms of the Articles Supplementary), an equivalent number of Series A Preferred Units of the Partnership held by the General Partner shall be automatically converted into a number of Class C Units of the Partnership equal to the number of Class C REIT Shares issued upon conversion of such Series A Preferred Stock; provided, however, that if a holder of Series A Preferred Stock receives cash or other consideration in addition to or in lieu of Class C REIT Shares in connection with such conversion, then the General Partner, as the holder of the Series A Preferred Units, shall be entitled to receive cash or such other consideration equal (in amount and form) to the cash or other consideration to be paid by the General Partner to such holder of the Series A Preferred Stock. Any such conversion will be effective at the same time the conversion of Series A Preferred Stock into Class C REIT Shares is effective.

(b)        No fractional units will be issued in connection with the conversion of Series A Preferred Units into Class C Units. In lieu of fractional Class C Units, the General Partner shall be entitled to receive a cash payment in respect of any fractional unit in an amount equal to the fractional interest multiplied by the Common Stock Price (as defined in the Articles Supplementary) on the date the shares of Series A Preferred Stock are surrendered for conversion by a holder thereof.

Annex A-5

ANNEX B

DESIGNATION OF THE CLASS X UNITS
OF
MODIV OPERATING PARTNERSHIP, LP

In accordance with Section 4.2(a)(i) of the Agreement, a class of Partnership Units designated as the “Class X Units” is hereby established.  Unless otherwise specified, references in this Annex B to a “Section” shall mean references to a section of this Annex B.
The Class X Units shall have the following terms, rights, preferences, privileges and obligations:
1.    Defined Terms.
The following defined terms used in this Annex B shall have the meaning specified below.  Capitalized terms used, but not otherwise defined herein, shall have the respective meanings ascribed thereto in the Fourth Amended and Restated Limited Partnership Agreement of Modiv Operating Partnership, LP, as amended (the “Agreement”). References to the “Agreement”, “herein” and similar such references shall be deemed to include the Agreement as supplemented by this Annex B and any other Exhibit or other schedule or supplement to the Agreement, as the context requires.
“Adjustment Event” has the meaning set forth in Section 6.
“Auto Conversion” has the meaning set forth in Section 11(d).
“Class X Agreement” has the meaning set forth in Section 5(a).
“Class X Unit Distribution Payment Date” has the meaning set forth in Section 7(c).
“Class X Unit Conversion Threshold” means a threshold that will be met with respect to one or more Class X Units if, when and to the extent, such Class X Units have satisfied the Capital Account Limitation.
“Class X Units” means the Partnership Units established in Section 2 hereof and having the rights, powers, privileges, restrictions, qualifications and limitations set forth herein, in the Incentive Award Plan and in an applicable Class X Agreement. Class X Units may be issued in one or more classes, or one or more series of any such classes bearing such relationship to one another as to allocations, distributions, and other rights as the General Partner shall determine in its sole and absolute discretion subject to Delaware law and the Agreement. For the avoidance of doubt, a Class X Unit shall not be considered a Class C Unit prior to its conversion hereunder.
“Class X Unitholder” means a Limited Partner that holds Class X Units, including any Substituted Limited Partner or additional Limited Partner with respect to such Class X Units, in such Person’s capacity as a Class X Unitholder in the Partnership.
“Capital Account Limitation” has the meaning set forth in Section 11(a).
“Constituent Person” has the meaning set forth in Section 11(g).
“Conversion Date” means, with respect to Class X Units, the date of an Auto Conversion or the date set forth in a Forced Conversion Notice.
“Economic Capital Account Balance” means, with respect to a holder of Class X Units, its Capital Account balance, plus the amount of its share of any Partner Minimum Gain or Partnership Minimum Gain, in either case to the extent attributable to its ownership of Class X Units.

“Eligible Unit” means, as of the time any Liquidating Gain is available to be allocated to a Class X Unit, a Class X Unit to the extent, since the date of issuance of such Class X Unit, such Liquidating Gain when aggregated with other Liquidating Gains realized since the date of issuance of such Class X Unit exceeds Liquidating Losses realized since the date of issuance of such Class X Unit, and any other Class X Unit designated by the General Partner.
“Expiration Conversion” has the meaning set forth in Section 12(g).
“Expiration Conversion Notice” has the meaning set forth in Section 12(g).
“Forced Conversion” has the meaning set forth in Section 11(c).
“Forced Conversion Notice” has the meaning set forth in Section 11(c).
“Incentive Award Plan” means the Modiv Industrial, Inc. 2024 Omnibus Incentive Plan, as amended, modified or restated from time to time, or any successor thereto.
“Liquidating Gains” means any net gain realized in connection with the actual or hypothetical sale of all or substantially all of the assets of the Partnership (including upon liquidation of the Partnership), including but not limited to net gain realized in connection with a revaluation of the Partnership’s property pursuant to Sections 4.4 and 5.1 of the Agreement. The General Partner shall be entitled, in its discretion, to modify the determination of Liquidating Gains to give effect to the economic intent of the Agreement and to preserve the treatment of any Class X Units as “profits interests” for U.S. income tax purposes.
“Liquidating Losses” means any net loss realized in connection with the actual or hypothetical sale of all or substantially all of the assets of the Partnership (including upon liquidation of the Partnership), including but not limited to net loss realized in connection with a revaluation of the Partnership’s property pursuant to Sections 4.4 and 5.1 of the Agreement.  The General Partner shall be entitled, in its discretion, to modify the determination of Liquidating Losses to give effect to the economic intent of the Agreement and to preserve the treatment of any Class X Units as “profits interests” for U.S. income tax purposes.
“Proposed Section 83 Safe Harbor Regulation” has the meaning set forth in Section 14.
“Section 83 Safe Harbor” has the meaning set forth in Section 14.
“Target Economic Capital Account Balance” means, as of any date and with respect to any Class X Unit, the Capital Account balance attributable to a Class C Unit and computed on a hypothetical basis after taking into account all allocations through the date on which any allocation is being made, but prior to the realization of any Liquidating Gains.  The General Partner shall be entitled, in its discretion, to adjust the Target Economic Capital Account Balance to give effect to the economic intent of the Agreement.
“Transaction” has the meaning set forth in Section 11(g).
“Unvested Class X Units” has the meaning set forth in Section 5(a).
“Value” has the meaning set forth in the Agreement; provided, however, solely for purposes of applying the provisions of this Annex B, the General Partner shall be entitled to use the average of the daily closing market price referenced therein for a fewer or greater number of days if the General Partner determines, in its discretion, such average would provide a more accurate or appropriate fair market value for the REIT Shares based on the circumstances and purposes for which such Value is being determined.
“Vested Class X Units” has the meaning set forth in Section 5(a).
2.    Designation.  Pursuant to the Agreement, a general class of Partnership Units in the Partnership designated as the “Class X Units” is hereby established.  The number of Class X Units that may be issued is not limited by the Agreement.

Annex B-2

3.    Issuances of Class X Units.  From time to time, the General Partner is hereby authorized to issue Class X Units to Persons providing services to or for the benefit of the Partnership for such consideration or for no consideration as the General Partner may determine to be appropriate and on such terms and conditions as shall be established by the General Partner, and admit such Persons as Limited Partners.  Except to the extent that a Capital Contribution is made with respect to a Class X Unit, each Class X Unit is intended to qualify as a “profits interest” in the Partnership within the meaning of the Code, the Regulations, and any published guidance by the Internal Revenue Service with respect thereto.  Except as may be provided from time to time by the General Partner with respect to one or more classes or series of Class X Units, and except as provided in an applicable Class X Agreement, Class X Units shall have the terms set forth in this Annex B. Pursuant to the terms of the Agreement or an applicable Class X Agreement, a Class X Unit may be convertible, exchangeable or otherwise transmutable, in substance, into another type of Partnership Unit.
4.    Admission to Partnership.  A Person (other than an existing Partner) who is issued Class X Units in accordance with the terms hereof shall be admitted to the Partnership as an additional Limited Partner only upon the satisfactory completion of the requirements an assignee is required to complete pursuant to the Agreement.
5.    Vesting.
(a)       Vesting, Generally.  Class X Units may, in the sole discretion of the General Partner, be issued subject to vesting, forfeiture and additional restrictions on Transfer pursuant to the terms of an award, vesting or other similar agreement, the Incentive Award Plan or any other applicable compensatory arrangement or incentive program pursuant to which such Class X Units are issued (a “Class X Agreement”).  The terms of any Class X Agreement may be modified by the General Partner from time to time in its sole discretion, subject to any restrictions on amendment imposed by the relevant Class X Agreement.  Class X Units that were fully vested when issued or that have vested and are no longer subject to forfeiture under the terms of a Class X Agreement are referred to as “Vested Class X Units”; all other Class X Units shall be treated as “Unvested Class X Units”.
(b)        Forfeiture.  Unless otherwise specified in an applicable Class X Agreement, upon the occurrence of any event specified in such Class X Agreement that results in either the right of the Partnership or the General Partner to repurchase Class X Units at a specified purchase price or any other forfeiture of any Class X Units, if the Partnership, the General Partner or any affiliate or designee thereof exercises such right to repurchase or upon the occurrence of the event causing forfeiture in accordance with the applicable Class X Agreement, the relevant Class X Units shall immediately, and without any further action, be treated as cancelled and no longer outstanding for any purpose.  Unless otherwise specified in the applicable Class X Agreement, no consideration or other payment shall be due with respect to any Class X Units that have been forfeited, other than any distributions declared with respect to a Partnership Record Date and with respect to such Class X Units prior to the effective date of the forfeiture.
6.    Correspondence with Common Units; Adjustments.
(a)            The Partnership shall maintain at all times a one-to-one correspondence between Class X Units and Class C Units for conversion, distributions, allocations and other purposes, including without limitation complying with the following procedures; provided, that the foregoing is not intended to alter the express differences between distributions and allocations with respect to Class X Units and Class C Units set forth herein.

Annex B-3

(b)        If an Adjustment Event (as defined below) occurs, then the General Partner shall take any action reasonably necessary, including any amendment to the Agreement or update to the books and records of the Partnership, adjusting the number of outstanding Class X Units or subdividing or combining outstanding Class X Units, to maintain a one-for-one conversion and economic equivalence ratio between Class C Units and Class X Units (taking into account express differences in distributions and allocations hereunder).  The following shall be “Adjustment Events”: (i) the Partnership makes a distribution on all outstanding Class C Units in Partnership Units; (ii) the Partnership subdivides the outstanding Class C Units into a greater number of Units or combines the outstanding Class C Units into a smaller number of Units; or (iii) the Partnership issues any Units in exchange for its outstanding Class C Units by way of a reclassification or recapitalization of its Class C Units.  If more than one Adjustment Event occurs, any adjustment to the Class X Units need be made only once using a single formula that takes into account each and every Adjustment Event as if all Adjustment Events occurred simultaneously.  For the avoidance of doubt, the following shall not be Adjustment Events: (x) the issuance of Units in a financing, reorganization, acquisition or other similar business transaction; (y) the issuance of Units pursuant to the Incentive Award Plan, any other employee benefit or compensation plan or a distribution reinvestment plan; or (z) the issuance of any Partnership Units to the General Partner in respect of a Capital Contribution to the Partnership.
(c)        If the Partnership takes an action affecting the Class C Units other than actions specifically described above as Adjustment Events and in the opinion of the General Partner such action would require an action to maintain the one-to-one correspondence described above, the General Partner shall have the right to take such action, to the extent permitted by law or any applicable Class X Agreement, in such manner and at such time as the General Partner, in its sole discretion, may determine reasonably appropriate under the circumstances.
(d)        Any adjustment to the number of outstanding Class X Units pursuant to this Section 6 shall be binding on the Partnership and every Limited Partner.
7.    Distributions.
(a)       Operating Distributions Generally.  Except as otherwise provided herein, any applicable Class X Agreement or by the General Partner with respect to any particular class or series of Class X Units, each holder of Class X Units shall be entitled to receive, if, when and as authorized by the General Partner out of funds or other property legally available for the payment of distributions, regular, special, extraordinary or other distributions (other than distributions upon or pursuant to a liquidation of the Partnership or other Terminating Capital Transaction), which may be made from time to time, in an amount per Class X Unit equal to the amount of any such distributions that would have been payable to such holder if its Class X Units had been Class C Units of the same number (if applicable, assuming such Class X Units were held for the entire period to which such distributions relate).
(b)        Liquidating or Other Terminating Capital Transaction Distributions.  Notwithstanding Sections 5.1, 5.4 or 13.2 of the Agreement, unless otherwise determined by the General Partner, holders of Class X Units shall be entitled to receive with respect to such Class X Units, if, when and as authorized by the General Partner out of funds or other property legally available for the payment of distributions, distributions upon liquidation of the Partnership or other Terminating Capital Transaction solely an amount equal to the positive balances of the Capital Accounts of such holders to the extent attributable to the ownership of such Class X Units.
(c)        Limitations on Distributions.  Notwithstanding any provision herein to the contrary, in the General Partner’s sole and absolute discretion, distributions on a Class X Unit may be adjusted (including deferred or permanently reduced) as necessary to (i) ensure the amount apportioned to each such Class X Unit does not exceed the amount attributable to Partnership net income or gain allocated with respect to such Class X Unit and realized after the date such Class X Unit was issued by the Partnership and (ii) otherwise preserve the treatment of such Class X Unit as a “profits interest” for U.S. federal income tax purposes. The intent of this Section 7(c) is to ensure that any such Class X Units qualify as “profits interests” for U.S. federal income tax purposes, and this Agreement shall be interpreted and applied consistently therewith. The General Partner at its sole and absolute discretion may amend this Section 7(c) to ensure that any such Class X Units qualify as “profits interests” under any existing and any future U.S. federal income tax laws and IRS guidance.

Annex B-4

(d)       Distributions Generally.  Distributions on the Class X Units, if authorized, shall be payable on such dates and in such manner as may be authorized by the General Partner (any such date, a “Class X Unit Distribution Payment Date”).  Absent a contrary determination by the General Partner, the Class X Unit Distribution Payment Date shall be the same as the corresponding date relating to the corresponding distribution on the Class C Units, and the record date for determining which holders of Class X Units are entitled to receive distributions shall be the Partnership Record Date.  A holder of Class X Units will be entitled to distributions with respect to a Class X Unit only as set forth in this Annex B and, in making distributions pursuant to Section 5.1 of the Agreement, the General Partner shall take into account the provisions of this Section 7.
(e)       Discretionary Tax Distributions.  Notwithstanding the other provisions of this Section 7, the General Partner shall be entitled, but not obligated, to make additional distributions on the Class X Units of a holder up to the excess of (i) an estimate, as determined in the sole discretion of the General Partner, of the net U.S. federal and applicable state and local income tax liability incurred by such holder on the amounts of net taxable income or gain allocated with respect to their Class X Units (including Class X Units that have been forfeited) as a result of the allocations pursuant to Section 8 hereof, over (ii) the amount of distributions paid or payable with respect to their Class X Units (including Class X Units that have been forfeited) under the other provisions of this Section 7.  Any such distributions shall reduce any subsequent distributions to which such holder otherwise would have been entitled.
8.    Allocations.
(a)        General.  Section 5.1(a) of the Agreement shall not apply, and the subsequent subsections of this Section 8 shall apply in lieu thereof, to holders of Class X Units with respect to such Class X Units prior to their conversion into Class C Units. In addition, the General Partner may apply, in whole or in part, the provisions of this Section 8 to Class C Units into which Vested Class X Units have converted, (A) to take into account a conversion that occurs after the beginning but before the end of a period during which allocations are being made, (B) to take into account distributions pursuant to Section 7, and (C) to apply Sections 8(d) and (e).  Profit, Loss and any other items of income, gain, loss, deduction and credit of the Partnership allocable under Section 5.1(a) of the Agreement shall be recomputed after taking into account the allocations made pursuant to this Section 8.
(b)       Allocations with respect to Regular Distributions.  Profits (and, to the extent determined appropriate by the General Partner, any items included in the computation thereof) for any applicable period shall be allocated to the holders of Class X Units in proportion to and up to the amount of distributions received by such holder pursuant to Section 7(a) hereof during such period.
(c)         Allocations of Liquidating Gains and Losses.
(i)         After giving effect to the special allocations set forth in Section 5.1 of the Agreement and Section 8(e), Liquidating Gains first shall be allocated to the holders of Eligible Units until the Economic Capital Account Balances of such holders, to the extent attributable to their ownership of Eligible Units, are equal to (A) the Target Economic Capital Account Balance, multiplied by (B) the corresponding number of their Eligible Units.
(ii)        For purposes of the foregoing allocations, (A) unless and to the extent otherwise determined by the General Partner, calculations shall be made separately with respect to the Eligible Units and (B) any such allocations shall be made in proportion to the amounts required to be allocated to each relevant holder under this Section 8(c).

Annex B-5

(iii)       The parties agree that the intent of this Section 8(c) is to make the Capital Account balances of the holders of Class X Units with respect to their Class X Units economically equivalent (on a per-Unit basis) to the applicable Target Economic Capital Account Balance (calculated using the Value of the REIT Shares on the date as of which such special allocation under this Section 8(c) is being made), but, unless otherwise determined by the General Partner, only to the extent the Partnership has recognized cumulative gains (calculated in the same manner as is applicable to calculating Liquidating Gains) with respect to its assets since the issuance of the relevant Class X Unit. The General Partner shall be entitled, in its discretion, to allocate Liquidating Losses and Net Losses (and, to the extent determined appropriate by the General Partner, any items included in the computation thereof) to a holder with respect to a Class X Unit to cause the Capital Account balance attributable to such Class X Unit to be consistent with such intent and the definition of an Eligible Unit.
(iv)       Notwithstanding the foregoing, the special allocations of Liquidating Gains and Liquidating Losses pursuant to the preceding provisions of this Section 8(c) shall cease to apply to any Eligible Unit once such Eligible Unit has met the Class X Unit Conversion Threshold.
(v)        As and to the extent relevant and unless otherwise determined by the General Partner, allocations pursuant to this Section 8(c) shall be made with respect to Class X Units in the order in which such Class X Units were granted and, with respect to Class X Units granted at the same time, in proportion to the amounts to which such Class X Units are entitled under this Section 8(c), such that, for example, in the event there are insufficient Liquidating Gains to allocate to holders of Eligible Units to cause the Economic Capital Account Balances attributable to such Eligible Units to equal their Target Economic Capital Account Balances, such Liquidating Gains shall be allocated first to the first-granted Eligible Units until their Economic Capital Account Balances equal their Target Economic Capital Account Balances.
(d)         Additional Special Allocations.
(i)         After taking into account the distributions pursuant to Section 7(a) hereof and the allocations pursuant to Sections 8(b) and (c), the General Partner shall make additional allocations of Profit and Loss (or items included in the computation thereof) with respect to any Class X Unit for which the Class X Unit Conversion Threshold has been met to maintain, to the extent possible, equivalency between the Capital Account balance attributable to such Class X Unit and the Capital Account balance attributable to a Class C Unit.
(ii)       For any period in which distributions are actually made to holders of Class X Units, the General Partner, in its sole and absolute discretion, may allocate appropriate items of income or gain accrued and realized following the issuance of the relevant Class X Units to the holders of such Class X Units to avoid causing the Capital Accounts relating to such Class X Units to become negative as a result of such distribution (after taking into account all other allocations tentatively made pursuant to this Agreement) and otherwise to preserve the treatment of such Class X Units as “profits interests.” To the extent such a holder receives a distribution with respect to any such Class X Units in excess of the portion of its Capital Account attributable to such Class X Units, such excess may be treated by the Partnership, in the sole and absolute discretion of the General Partner, as a “guaranteed payment” within the meaning of Section 707(c) of the Code.

Annex B-6

(iii)       Notwithstanding any provision herein to the contrary, allocations of Liquidating Gains, Profit and Loss and other items of income, gain, loss, deduction and credit with respect to Class X Units may be restricted by the General Partner to ensure such allocations consist only of income and gain arising after the issuance of such Class X Units and otherwise to the extent the General Partner determines, in its sole and absolute discretion, necessary or appropriate to preserve the treatment of such Class X Units as “profits interests” for U.S. federal income tax purposes and to comply with any applicable IRS guidance (including “safe harbor” guidance).
(e)        Capital Account Adjustments and Allocations upon Forfeiture.  Except as otherwise provided in the Agreement or any applicable Class X Agreement, in connection with any repurchase or forfeiture of Class X Units pursuant to Section 5(b), the balance of the portion of the Capital Account of the holder of such Class X Units that is attributable to all of their Class X Units shall be reduced, to the greatest extent possible, by the amount, if any, by which it exceeds the target balance contemplated by Section 8(c), calculated with respect to such holder’s remaining Class X Units, if any.  Such reduction shall be accomplished in such manner as the General Partner determines, in its sole and absolute discretion, including a reduction with or without a reallocation of such amount among other Partners, special allocations of items of income, gain, loss or deduction (including pursuant to finalized Treasury Regulations), a “book down” in the value of Partnership assets in the amount of such reduction, or a combination of the foregoing.
(f)         Regulatory Allocations.  For purposes of the allocations set forth in Section 5.1 of the Agreement, unless otherwise determined by the General Partner, the Percentage Interest of a Class X Unit shall be the Percentage Interest of a Class C Unit.
9.    Transfers.
(a)        Subject to the terms of any Class X Agreement, a holder of Class X Units shall be entitled to transfer their Class X Units to the same extent, and subject to the same restrictions, as holders of Class C Units are entitled to transfer their Class C Units pursuant to Article 9 of the Agreement.
(b)        Neither a conversion of a Class X Unit into Class C Units, nor a conversion or other transmutation of a Class X Unit into another type, in substance, of Unit, pursuant to the terms of this Agreement or an applicable Class X Agreement, is a “Transfer” for purposes of the Agreement.
10.   Legend.  Any certificate evidencing a Class X Unit shall bear an appropriate legend indicating that additional terms, conditions and restrictions on transfer, including without limitation any Class X Agreement, apply to the Class X Unit.
11.    Conversion of Class X Units into Class C Units.
(a)        Except as otherwise provided in an applicable Class X Agreement, immediately after each such time that either (i) Class X Units become Vested Class X Units or (ii) the assets of the Partnership are revalued pursuant to Sections 4.4 and 5.1 of the Agreement, all Vested Class X Units not previously converted into Class C Units automatically shall be converted (an “Auto Conversion”) into an equal number of Class C Units, giving effect to all adjustments (if any) made pursuant to Section 6; provided, however, unless otherwise determined by the General Partner, the number of Vested Class X Units of a holder that converts pursuant to an Auto Conversion shall not exceed (i) the Economic Capital Account Balance of such Limited Partner, to the extent attributable to their ownership of Vested Class X Units, divided by (ii) the Target Economic Capital Account Balance applicable to such Vested Class X Units, in each case as determined as of a date on which satisfaction of the Class X Unit Conversion Threshold is being determined (in either case, the “Capital Account Limitation”).  After one or more Class X Units have satisfied the Class X Unit Conversion Threshold, such Units shall forever have satisfied such threshold and the Capital Account Limitation shall thereafter apply only to any Class X Units that have not previously satisfied such threshold.  Notwithstanding the foregoing, only Vested Class X Units that are free and clear of all liens shall be converted pursuant to an Auto Conversion.

Annex B-7

(b)        Reserved.
(c)        The Partnership, at any time at the election of the General Partner, may cause any number of Vested Class X Units to be converted (a “Forced Conversion”) into an equal number of Class C Units, giving effect to all adjustments (if any) made pursuant to Section 6; provided, however, unless otherwise determined by the General Partner, that the Partnership may not cause a Forced Conversion of any Class X Units that would not at the time be eligible for conversion pursuant to Section 11(a) hereof.  In order to exercise its right of Forced Conversion, the Partnership shall deliver a notice (a “Forced Conversion Notice”) in the form attached hereto as Schedule I to the applicable holder of Class X Units not less than ten (10) nor more than sixty (60) days prior to the Conversion Date specified in such Forced Conversion Notice.  A Forced Conversion Notice shall be provided in the manner provided in Section 12.1 of the Agreement.
(d)       A conversion of Vested Class X Units shall occur automatically after the close of business on the applicable Conversion Date without any action on the part of such holder of Class X Units, other than the surrender of any certificate or certificates evidencing such Vested Class X Units, as of which time such holder of Class X Units shall be credited on the books and records of the Partnership as of the opening of business on the next day with the number of Class C Units into which such Class X Units were converted.  After the conversion of Class X Units as aforesaid, the Partnership shall deliver to such holder of Class X Units, upon their written request, a certificate of the General Partner certifying the number of Class C Units and remaining Class X Units, if any, held by such person immediately after such conversion.  The assignee of any Limited Partner pursuant to Article 9 of the Agreement may exercise the rights of such Limited Partner pursuant to this Section 11 and such Limited Partner shall be bound by the exercise of such rights by the assignee.
(e)        For purposes of making future allocations under Section 8(c) and applying the Capital Account Limitation, the portion of the Economic Capital Account Balance of the applicable holder of Class X Units that is treated as attributable to their Class X Units shall be reduced, as of the date of conversion, by the product of the number of Class X Units converted and the Target Economic Capital Account Balance determined for each such Class X Unit as of the date on which satisfaction of the Class X Unit Conversion Threshold for such Class X Unit was determined.

Annex B-8

(f)         If the Partnership or the General Partner shall be a party to any transaction (including without limitation a merger, consolidation, unit exchange, self-tender offer for all or substantially all Class C Units or other business combination or reorganization, or sale of all or substantially all of the Partnership’s assets, but excluding any transaction which constitutes an Adjustment Event) in each case as a result of which Class C Units shall be exchanged for or converted into the right, or the holders shall otherwise be entitled, to receive cash, securities or other property or any combination thereof (each of the foregoing being referred to herein as a “Transaction”), then the General Partner shall, immediately prior to the Transaction, exercise its right to cause a Forced Conversion with respect to the maximum number of Class X Units then eligible for a Forced Conversion, taking into account any allocations that occur in connection with the Transaction or that would occur in connection with the Transaction if the assets of the Partnership were sold at the Transaction price or the portion thereof attributable to the Partnership as determined by the General Partner in good faith, or if applicable, at a value for the Partnership assets determined by the General Partner in good faith using the value attributed to the Class C Units in the context of the Transaction (in which case the Conversion Date shall be the effective date of the Transaction and the conversion shall occur immediately prior to the effectiveness of the Transaction).  In anticipation of such Forced Conversion and the consummation of the Transaction, the Partnership shall use commercially reasonable efforts to cause each holder of Class X Units to be afforded the right to receive in connection with such Transaction in consideration for the Class C Units into which their Class X Units will be converted the same kind and amount of cash, securities and other property (or any combination thereof) receivable upon the consummation of such Transaction by a holder of the same number of Class C Units, assuming such holder is not a Person with which the Partnership consolidated or into which the Partnership merged or which merged into the Partnership or to which such sale or transfer was made, as the case may be (a “Constituent Person”), or an affiliate of a Constituent Person.  In the event that holders of Class C Units have the opportunity to elect the form or type of consideration to be received upon consummation of the Transaction, prior to such Transaction the General Partner shall give prompt written notice to each holder of Class X Units of such opportunity, and shall use commercially reasonable efforts to afford the holder of Class X Units the right to elect, by written notice to the General Partner, the form or type of consideration to be received upon conversion of each Class X Unit held by such holder into Class C Units in connection with such Transaction.  If a holder of Class X Units fails to make such an election, such holder (and any of its transferees) shall receive upon conversion of each Class X Unit held by such holder (or by any of its transferees) the same kind and amount of consideration that a holder of Class C Units would receive if such holder of Class C Units failed to make such an election.  Subject to the rights of the Partnership and the General Partner under any Class X Agreement and the relevant terms of the Incentive Award Plan or any other applicable equity plan, the Partnership shall use commercially reasonable efforts to cause the terms of any Transaction to be consistent with the provisions of this Section 11(f) and to enter into an agreement with the successor or purchasing entity, as the case may be, for the benefit of any holder of Class X Units whose Class X Units will not be converted into Class C Units in connection with the Transaction that will (i) contain provisions enabling the Class X Unitholders that remain outstanding after such Transaction to convert their Class X Units into securities as comparable as reasonably possible under the circumstances to the Class C Units and (ii) preserve as far as reasonably possible under the circumstances the distribution, special allocation, conversion, and other rights set forth in the Agreement, including this Annex B, for the benefit of the holder of Class X Units.
(g)       No conversion of Class X Units into Class C Units, or Partnership Units that are not Class X Units, may be made by a Person if, based on the advice of the Partnership’s counsel or accounting firm, the Partnership believes there is a material risk that such conversion could (i) result in the Partnership’s being treated as an association taxable as a corporation (other than a qualified REIT subsidiary within the meaning of Section 856(i) of the Code), (ii) adversely affect the ability of the General Partner to continue to qualify as a REIT or subject the General Partner to any additional taxes under Section 857 or Section 4981 of the Code, or (iii) be effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code or cause the Partnership to fail to qualify for a safe harbor from such treatment which the Partnership desires to preserve.
12.   Exchange of Class X Units.  Holders of Class X Units shall not be entitled to the Exchange Right provided for in Section 8.4 of the Agreement unless, until and to the extent such Class X Units have been converted into Class C Units in accordance with their terms. The General Partner shall cooperate with a Class X Unitholder to coordinate the timing of a conversion of Class X Units into Class C Units in order to put a Class X Unitholder in a position where, if such so wishes, the Class C Units into which their Vested Class X Units will be converted can be exchanged by the Partnership pursuant to Section 8.4 of the Agreement as promptly as possible following such conversion, with the further consequence that, if the General Partner elects to assume the Partnership’s exchange obligation with respect to such Class C Units under Section 8.4 of the Agreement by delivering to such Class X Unitholder REIT Shares rather than cash, then such Class X Unitholder can have such REIT Shares issued to such holder as promptly as possible following the conversion of their Vested Class X Units into Class C Units.

Annex B-9

13.   Voting. Limited Partners shall have voting rights with respect to their Class X Units, and holders of Class X Units shall be entitled to approve, vote on or consent to any matter, as though each such Class X Unit was a Class C Unit.
14.   Section 83 Safe Harbor.  Each Partner authorizes the General Partner to elect to apply the safe harbor (the “Section 83 Safe Harbor”) set forth in proposed Regulations Section 1.83-3(l) and proposed Internal Revenue Service Revenue Procedure published in Notice 2005- 43 (together, the “Proposed Section 83 Safe Harbor Regulation”) (under which the fair market value of a Partnership Interest that is Transferred in connection with the performance of services is treated as being equal to the liquidation value of the interest), or in similar Regulations or guidance, if such Proposed Section 83 Safe Harbor Regulation or similar Regulations are promulgated as final or temporary Regulations.  If the General Partner determines that the Partnership should make such election, the General Partner is hereby authorized to amend the Agreement without the consent of any other Partner to provide that (i) the Partnership is authorized and directed to elect the Section 83 Safe Harbor, (ii) the Partnership and each of its Partners (including any Person to whom a Partnership Interest, including a Class X Unit, is Transferred in connection with the performance of services) will comply with all requirements of the Section 83 Safe Harbor with respect to all Partnership Interests Transferred in connection with the performance of services while such election remains in effect and (iii) the Partnership and each of its Partners will take all actions necessary, including providing the Partnership with any required information, to permit the Partnership to comply with the requirements set forth or referred to in the applicable Regulations for such election to be effective until such time (if any) as the General Partner determines, in its sole discretion, that the Partnership should terminate such election.  The General Partner is further authorized to amend the Agreement to modify Section 6.2 of the Agreement to the extent the General Partner determines in its discretion that such modification is necessary or desirable as a result of the issuance of any applicable law, Regulations, notice or ruling relating to the tax treatment of the transfer of a Partnership Interests in connection with the performance of services.  Notwithstanding anything to the contrary in the Agreement, each Partner expressly confirms that it will be legally bound by any such amendment.
15.   Amendment.  Notwithstanding any provision herein or in the Agreement to the contrary, the General Partner shall be entitled, but not obligated, to amend this Annex B and the Agreement to (i) enable the grantees of Class X Units to receive and hold, directly or indirectly, such Class X Units through one or more entities established by the General Partner, its Affiliates or such grantees, and (i) resolve ambiguities, correct scrivener’s errors and otherwise conform the terms of this Annex B and the Agreement to the intentions of the Partnership, the General Partner and the Partners with respect to the matters addressed herein.

Annex B-10

SCHEDULE I
NOTICE OF ELECTION BY PARTNERSHIP TO FORCE CONVERSION
OF CLASS X UNITS INTO CLASS C UNITS
Modiv Operating Partnership, LP (the “Partnership”) hereby irrevocably elects to cause as of the Conversion Date set forth below the number of Class X Units held by the Class X Unitholder set forth below to be converted into Class C Units in accordance with the terms of the Fourth Amended and Restated Limited Partnership Agreement of the Partnership, as amended.
Name of Class X Unitholder:
Name as Registered with Partnership

Number of Class X Units to be Converted:

Conversion Date: